    As filed with the Securities and Exchange Commission on December 23, 2002
                                                      Registration No. 333-99579

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 Amendment No. 1
                                       to
                                    Form S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                   ----------

                            Harken Energy Corporation
             (Exact name of registrant as specified in its charter)

                                   ----------

           Delaware               580 WestLake Park Boulevard, Suite 600                95-2841597
(State or other jurisdiction of            Houston, Texas 77079            (IRS Employer Identification Number)
incorporation or organization)                (281) 504-4000

   (Address, including zip code, and telephone number including area code, of registrant's principal executive offices)

                                A. Wayne Hennecke
                  Senior Vice President - Finance and Secretary
                            Harken Energy Corporation
                     580 WestLake Park Boulevard, Suite 600
                              Houston, Texas 77079
                                 (281) 504-4000
   (Name and address, including zip code, and telephone number including area code, of agent for service)

                                    Copy to:
                                  Amar Budarapu
                                Baker & McKenzie
                          2001 Ross Avenue, Suite 2300
                               Dallas, Texas 75201
                                 (214) 978-3000

                                   ----------

     Approximate date of commencement of proposed sale of securities to the public: As soon as practicable after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                   ----------

                         CALCULATION OF REGISTRATION FEE

=======================================================================================================================
                                             Amount           Proposed Maximum     Proposed Maximum
Title of Each Class of Securities to be       to be         Aggregate Price Per   Aggregate Offering       Amount of
             Registered/(1)/              Registered/(2)/       Security/(3)/          Price/(3)/      Registration Fee
---------------------------------------   ---------------   -------------------   ------------------   ----------------
Nontransferable Common Stock
    Subscription Rights

Common Stock, par value $0.01 per share     $10,000,000             100%              $10,000,000           $920/(4)/
Preferred Stock Purchase Rights
-----------------------------------------------------------------------------------------------------------------------

/(1)/ This registration statement relates to (a) nontransferable subscription rights to purchase shares of common stock of Harken Energy Corporation, which subscription rights will be issued to holders of common stock, Series G1 preferred stock and Series G2 preferred stock of Harken Energy Corporation, (b) the shares of common stock deliverable upon exercise of nontransferable subscription rights pursuant to the rights offering, and
     (c) preferred stock purchase rights associated with each such share of common stock.

/(2)/ Such indeterminate number of subscription rights, common stock and preferred stock purchase rights as may be issued in the rights offering in an aggregate public offering price for all securities of $10,000,000.

/(3)/ Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.

/(4)/ Previously paid.

                                   ----------

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

********************************************************************************

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

********************************************************************************

                 SUBJECT TO COMPLETION, DATED DECEMBER 23, 2002

PROSPECTUS

                                  Shares of Common Stock
                         --------

             (And        Subscription Rights to Acquire Such Shares)
                  ------

                        [LOGO] HARKEN Energy Corporation

                                   ----------

     We are distributing to holders of our common stock, Series G1 preferred stock and Series G2 preferred stock, at no charge, nontransferable subscription rights to purchase shares of our common stock. These shares of common stock include preferred stock purchase rights attached to such common stock under our stockholder rights plan. You will receive one subscription right for each share of common stock you own (or in the case of the Series G1 preferred stock and Series G2 preferred stock, one subscription right for each share of common stock
issuable upon conversion) as of               , 2003. We are distributing
                                --------------                            -----
subscription rights exercisable for up to        shares of our common stock.
                                          ------

     Each subscription right will entitle you to purchase           shares of
                                                          ---------
our common stock at a subscription price of $    per right (or $    per share).
                                             ---                ---
The subscription rights will expire if they are not exercised by 5:00 p.m., New
York City time, on               , 2003, unless this offering period is extended
                   --------------
by us in our sole discretion. You should carefully consider whether to exercise your subscription rights before this expiration date. Our board of directors is making no recommendation regarding your exercise of the subscription rights. The subscription rights may not be sold or transferred except under the very limited circumstances described in this prospectus.

     If any shares of common stock offered in the rights offering remain unsubscribed after the rights offering, Lyford Investments Enterprises Ltd., a creditor of ours, has agreed to purchase all such shares at the subscription price pursuant to a standby purchase agreement. Depending on the number of subscriptions we receive from stockholders, the rights offering could result in a change in control of Harken because of this standby commitment of Lyford.

     Shares of our common stock are traded on the American Stock Exchange under
the symbol "HEC." On              , 2003, the last reported sales price for our
                     -------------
common stock was $       per share. We expect that the shares of common stock
                  ------
issued in the rights offering will also be listed on the American Stock Exchange under the same symbol.

     The exercise of your subscription rights for shares of our common stock involves risks. You should carefully consider the risk factors beginning on page of this prospectus before exercising your subscription rights.
--

                                   ----------

================================================================================
                       Price to        Underwriting Discounts    Proceeds to the
                        Public            and Commissions         Company/(1)/
---------------        --------        ----------------------    ---------------
Per share..........    $   /(2)/                N/A                   $
                        ---                                            ----
Total..............    $                        N/A                   $
                        ---                                            ----
================================================================================

----------

/(1)/ Before deducting expenses of the rights offering payable by the company,
     estimated to be $        .
                      --------
/(2)/ This represents the subscription price for purchase of a share of common stock upon exercise of the subscription rights.

                                   ----------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                 The date of this prospectus is          , 2003.
                                                ---------

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING...............................3
RISK FACTORS..................................................................9
OUR COMPANY..................................................................27
USE OF PROCEEDS..............................................................27
CAPITALIZATION...............................................................28
THE RIGHTS OFFERING..........................................................29
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES........................42
PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY..............................44
DESCRIPTION OF CAPITAL STOCK.................................................45
PLAN OF DISTRIBUTION.........................................................49
LEGAL MATTERS................................................................51
EXPERTS......................................................................51
WHERE YOU CAN FIND MORE INFORMATION..........................................52
FORWARD-LOOKING STATEMENTS...................................................53

                                   ----------

     You should rely only on the information in this prospectus and the additional information described under the heading "Where You Can Find More Information." We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus and the additional information described under the heading "Where You Can Find More Information" were accurate on the date on the front cover of the prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

                 QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING

Q:   What is the rights offering?

A: We are distributing to holders of our common stock, Series G1 preferred stock and Series G2 preferred stock, at no charge, nontransferable subscription rights to purchase shares of our common stock. You will receive one subscription right for each share of common stock you own (or in the case of the Series G1 preferred stock and Series G2 preferred stock, one subscription right for each share of common stock issuable upon
     conversion) as of               , 2003, the record date. The subscription
                       --------------
     rights will be evidenced by rights certificates.

Q:   What is a subscription right?

A:   Each subscription right is a right to purchase       shares of our common
                                                    -----
     stock. When you "exercise" a subscription right, you choose to purchase shares of common stock that the subscription right entitles you to
     -----
     purchase. You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights. We will not distribute any fractional shares, but will round up the aggregate number of shares you are entitled to receive to the nearest whole number.

Q:   What is the subscription price?

A:   The subscription price for a subscription right is $       per right (or
                                                         ------
     $    per share). The per share price equals 70% of the current market price
      ---
     of our common stock determined by averaging the closing price of our common stock on the American Stock Exchange for the five trading days immediately preceding the commencement of our offering.

     In establishing the subscription price, our board of directors considered:

     .    strategic alternatives for capital raising,

     .    the market price of our common stock,

     .    our negotiations with Lyford as standby purchaser,

     .    the pricing of similar transactions,

     .    the amount of proceeds desired,

     .    our business prospects, and

     .    general conditions in the securities markets.

     See "The Rights Offering - Determination of Subscription Price" on page   .
                                                                             --

Q: Where will the shares of common stock issued in the rights offering be listed?

A: Our common stock is traded on the American Stock Exchange under the symbol "HEC." We expect that the shares of common stock issued in the rights offering will also be listed on the American Stock Exchange under the same symbol. On September 12, 2002, the last trading day prior to our public announcement of the rights offering, the closing price of our common stock
     on the American Stock Exchange was $0.31 per share. On            , 2003,
                                                            -----------
     the last trading day before the date of this prospectus, the closing price
     of our common stock on the American Stock Exchange was $       per share.
                                                             ------
     See "Price Range of Common Stock and Dividend Policy" on page    .
                                                                   ---

Q:   How long will the rights offering last?

A: You will be able to exercise your subscription rights only during a limited period. If you do not exercise your subscription rights before 5:00 p.m.,
     New York City time, on               , 2003, your subscription rights will
                            --------------
     expire. We may, in our sole discretion, decide to extend the rights offering from time to time. See "The Rights Offering - Expiration Date,
     Extensions and Termination" on page   .
                                         --

Q:   Why are we engaging in a rights offering?

A: We are making this rights offering in order to raise $10 million in new capital to be used as follows:

     . to repay a $5 million loan, and accrued interest, made by Lyford Investments Enterprises Ltd. (referred to as Lyford) to us during 2002 that is evidenced by promissory notes with an annual interest rate of 10%, which are due by their terms in 2005 but must be prepaid upon completion of the rights offering (referred to as the Lyford Notes),

     . to reduce our convertible debt that matures next year and/or other indebtedness, and

     .    to generate additional working capital for our business.

     Our board of directors believes that the rights offering will ultimately strengthen our financial condition through generating additional cash, reducing our indebtedness and increasing our stockholders' equity. [This rights offering was approved by a vote of our stockholders on January 29,
     2003.] See "Use of Proceeds" on page   , "Capitalization" on page     and
                                          --                           ---
     "The Rights Offering - Reasons for the Rights Offering" on page   .
                                                                     --
     However, our board of directors is not making any recommendation as to whether you should exercise your subscription rights. You should decide whether to exercise your subscription rights based upon your own assessment of your best interests.

Q:   How much money will we receive from the rights offering?

A: If we sell all the shares being offered, we will receive gross proceeds of $10 million. We are offering shares in the rights offering with no minimum purchase requirement. As a result, there is no assurance we will be able to sell all of the shares being offered. However, Lyford has agreed, subject to certain conditions, to purchase all unsubscribed shares of common stock in the rights offering at the subscription price to provide us with gross proceeds of $10 million. Accordingly, even if Lyford is the only participant in the rights offering, we expect to receive gross proceeds of $10 million and net
     proceeds of approximately $     million. See "Use of Proceeds" on page
                                ----                                        --
     and "The Rights Offering - Standby Commitment of Lyford" on page   .
                                                                      --

Q:   Am I required to subscribe in the rights offering?

A:   No.

Q:   What happens if I choose not to exercise my subscription rights?

A: You will retain the current number of shares of common stock held directly by you (or indirectly by virtue of options, warrants and convertible preferred stock) even if you do not exercise your subscription rights. If you choose not to exercise your subscription rights, then the percentage of the common stock held directly by you (or indirectly by virtue of convertible preferred stock) will decrease because Lyford has agreed to act as a standby purchaser to purchase any unsubscribed shares. However, even if common stockholders choose to exercise their subscription rights in full, their percentage ownership of our common stock could still decrease because we are also providing subscription rights to holders of our convertible preferred stock. The magnitude of the reduction of your percentage ownership will depend upon the extent to which you subscribe in the rights offering.

Q:   How do I exercise my subscription rights?

A: You must properly complete the attached subscription certificate and deliver it, along with the subscription price for the shares you are subscribing, to American Stock Transfer & Trust Company, the Subscription
     Agent, before 5:00 p.m., New York City time, on               , 2003. The
                                                     --------------
     address for the Subscription Agent is on page   . See "The Rights Offering
                                                   --
     - Delivery of Subscription Materials and Payment" on page   .
                                                               --

Q: What should I do if I want to participate in the rights offering but my shares are held in the name of my broker, custodian bank or other nominee?

A: If you hold shares of our common stock through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of the rights offering. If you wish to exercise your subscription rights, you will need to have your broker, custodian bank or other nominee act for you. To indicate your decision, you should complete and return to your broker, custodian bank or other nominee the form entitled "Beneficial Owner Election Form." You should receive this form from your broker, custodian bank or other nominee with the other rights offering materials. You should contact your broker, custodian bank or other nominee if you believe you are entitled to participate in the rights offering but you have not received this form.

Q: Will I be charged a sales commission or a fee by Harken if I exercise my subscription rights?

A: No. We will not charge you a brokerage commission or a fee for exercising your subscription rights. However, if you exercise your subscription rights through a broker or nominee, you will be responsible for any fees charged by your broker or nominee.

Q:   Are there risks in exercising my subscription rights?

A: Yes. The exercise of your subscription rights involves risks. Exercising your subscription rights means buying additional shares of our common stock and should be considered as carefully as you would consider any other equity investment. Among other things, you should carefully consider the
     risks described under the heading "Risk Factors," beginning on page   .
                                                                         --

Q: May I transfer my subscription rights if I do not want to purchase any shares?

A: No. Should you choose not to exercise your subscription rights, you may not sell, give away or otherwise transfer your subscription rights. However, subscription rights will be transferable to affiliates of the recipient and by operation of law (for example, upon death of the recipient).

Q:   Is there an over-subscription privilege?

A: No. There is no right to subscribe for additional shares of our common stock unclaimed by other holders of subscription rights.

Q: After I exercise my subscription rights, can I change my mind and cancel my purchase?

A: No. Once you send in your subscription certificate and payment you cannot revoke the exercise of your subscription rights, even if you later learn information about Harken that you consider to be unfavorable and even if the market price of our common stock is below the subscription price. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock at the
     subscription price. See "The Rights Offering - No Revocation" on page   .
                                                                           --

Q:   What is the role of Lyford in this offering?

A: If any shares of common stock offered in the rights offering remain unsubscribed after the rights offering, Lyford has agreed to purchase all such shares at the subscription price pursuant to a standby purchase agreement. We refer to the commitment of Lyford to purchase shares of common stock as the "Standby Commitment." For a more complete description of the role of Lyford in the rights offering, see "The Rights Offering -
     Standby Commitment of Lyford" on page    and "Plan of Distribution" on page
                                           --
       .
     --

Q:   How many shares will Lyford own after the offering?

A:   If no stockholders other than Lyford exercise their subscription rights,
     Lyford will purchase up to           shares of our common stock in the
                                ---------
     offering pursuant to its subscription rights received as a stockholder and its Standby Commitment. This amount does not include 1,714,286 shares that Lyford received as a fee for its Standby Commitment. See "The Rights
     Offering - Standby Purchase Agreement" on page   . In that case, Lyford's
                                                    --
     ownership interest could be approximately    %, and the ownership interest
                                               ---
     of the remaining outstanding stockholders could decrease to approximately
        %.
     ---

     Depending on the number of subscriptions we receive from stockholders, the rights offering could result in a change in control of Harken because of
     Lyford's Standby Commitment. See "Risk Factors" on page   .
                                                             --

Q:   Are there any conditions to Lyford's Standby Commitment?

A: Yes. The obligation of Lyford to exercise its Standby Commitment will be subject to a number of conditions. In the event Lyford does not close its Standby Commitment, we intend to still consummate the rights offering. For a more detailed description of the conditions to Lyford's Standby Commitment, see "The Rights Offering - Standby Purchase Agreement" on page
       .
     --

Q:   Is Lyford receiving any compensation for its Standby Commitment?

A. As compensation to Lyford for its Standby Commitment, we issued 1,714,286 shares of common stock to Lyford (referred to as the Standby Commitment
     Fee).

     Upon the consummation of the rights offering, we are required to repay to Lyford the entire unpaid principal and accrued interest due under the Lyford Notes pursuant to Lyford's Standby Commitment. In purchasing all unsubscribed shares of common stock in the rights offering, Lyford is entitled to offset an amount to satisfy the Lyford Notes, and accrued interest, without any further action or approval from Harken. Even if Lyford does not close its Standby Commitment, we are required to use 60% of the net proceeds of the rights offering to repay the Lyford Notes within 30
     days of our receipt of such proceeds. See "Use of Proceeds" on page   .
                                                                         --

Q:   Can the board of directors withdraw the rights offering?

A: Yes. The board of directors may decide to withdraw the rights offering at any time for any reason. If we withdraw the rights offering, any money received from subscribing stockholders will be refunded promptly, without
     interest. See "The Rights Offering - Withdrawal and Amendment" on page   .
                                                                            --

Q: If the rights offering is not completed, will my subscription payment be refunded to me?

A: Yes. The Subscription Agent will hold all funds it receives in a segregated bank account until completion of the rights offering. If the rights offering is not completed, the Subscription Agent will return promptly, without interest, all subscription payments.

Q: What is the board of directors' recommendation regarding the rights offering?

A: Our board of directors is not making any recommendation as to whether you should exercise your subscription rights. You are urged to make your decision based on your own assessment of the rights offering and Harken.

Q:   How many shares will be outstanding after the rights offering?

A:   As of December 2, 2002, we had approximately 24.9 million shares issued and
     outstanding. We expect to issue up to        shares in the rights offering.
                                           ------
     After the rights offering, we anticipate that we will have           shares
                                                                ---------
     of common stock outstanding. Your ownership percentage of our common stock will likely decrease as a result of the rights offering because we are also providing subscription rights to holders of our convertible preferred stock. After the rights offering, we may issue additional shares of common stock pursuant to convertible securities or to redeem our existing convertible notes. Any such issuance will cause further dilution in your ownership percentage of our common stock. In addition, depending on the number of subscriptions we receive from stockholders, the rights offering could result in a change in control of Harken because of
     the Standby Commitment of Lyford. See "Risk Factors" on page   .
                                                                  --

Q: What are the United States federal income tax consequences of exercising my subscription rights as a holder of common stock, Series G1 preferred stock or Series G2 preferred stock?

A: A holder of common stock generally should not recognize income or loss for federal income tax purposes in connection with the receipt or exercise of subscription rights in the rights offering. A holder of Series G1 or G2 preferred stock should recognize dividend income for federal income tax purposes in connection with the receipt of subscription rights in the rights offering. However, a holder of Series G1 or G2 preferred stock should not recognize income or loss for federal income tax purposes in connection with the exercise of the subscription rights. We urge you to consult your own tax advisor with respect to the particular tax consequences of the rights offering or the related share issuance to you.
     See "Certain United States Federal Income Tax Consequences" on page   .
                                                                         --

Q: When will I receive certificates for the shares purchased in the rights offering?

A: We will issue certificates representing shares purchased in the rights offering to you or to the Depository Trust Company on your behalf, as the case may be, as soon as practicable after the expiration of the rights offering.

Q:   What should I do if I have other questions?

A:   If you have questions or need assistance, please contact American Stock
     Transfer & Trust Company, the Subscription Agent, at (800)    -    , or one
                                                                --- ----
     of the following representatives of Harken at (281) 504-4000: A. Wayne Hennecke, Senior Vice President - Finance and Secretary, Bruce N. Huff, President and Chief Operating Officer, Anna M. Williams, Executive Vice President and Chief Financial Officer, or Mikel D. Faulkner, Chief Executive Officer. Our principal offices are located at 580 WestLake Park Boulevard, Suite 600, Houston, Texas 77079.

     For a more complete description of the rights offering, see "The Rights
     Offering" beginning on page   .
                                 --

                                  RISK FACTORS

          The exercise of your subscription rights for shares of our common stock involves a high degree of risk. Prior to making an investment decision, you should carefully consider all of the information in this prospectus and should evaluate the following risk factors.

          Unless the context otherwise requires, references to "Harken," "we," "us," or "our Company" refer to Harken Energy Corporation and its subsidiaries.

Risks relating to this rights offering:

The proceeds from the rights offering will not be sufficient to repay our outstanding debt obligations and there is no assurance that we will obtain sufficient funds prior to such debts' maturity dates

          Our principal outstanding debt maturing next year consists of approximately $29 million principal amount of our 5% Senior Convertible Notes due 2003 (referred to as the 5% European Notes) and $5.7 million principal amount of our 5% Convertible Notes due 2003 (referred to as the Benz Notes). If the rights offering is approved and consummated, it will result in gross proceeds of less than $5 million after repaying the Lyford Notes. This amount of proceeds is not sufficient to repay our outstanding debt obligations, including the notes. We do not have sufficient funds to pay such debt obligations in cash upon maturity and there is no assurance we will obtain such funds prior to maturity. To the extent we are unable to pay the notes in cash upon maturity, we will have to redeem the notes by issuing common stock and/or otherwise restructure the notes. There can be no assurance that we would be successful in restructuring our obligations under the then-outstanding notes or have sufficient authorized shares to redeem such notes.

The subscription price is not an indication of the value of Harken, and you may not be able to sell shares purchased upon the exercise of your subscription rights at a price equal to or greater than the subscription price.

          The subscription price does not necessarily bear any relationship to the book value of our assets, operations, cash flows, earnings, financial condition or any other established criteria for value. As a result, you should not consider the subscription price as an indication of the current value of Harken or our common stock. We cannot assure you that you will be able to sell shares purchased in this offering at a price equal to or greater than the subscription price.

The rights offering may cause the price of our common stock to decrease immediately, and this decrease may continue.

          The subscription price equals 70% of the current market price of our common stock determined by averaging the closing price of our common stock on the American Stock Exchange for the five trading days immediately preceding the commencement of our offering. This discount, along with the number of shares we propose to issue and ultimately will issue if the rights offering is completed, may result in an immediate decrease in the market value of the common stock. This decrease may continue after the completion of the rights offering.

The rights offering may result in a change in control of Harken.

          If no stockholders other than Lyford exercise their subscription
rights, Lyford will purchase               shares in the offering. This amount
                             -------------
does not include 1,714,286 shares that Lyford received as a fee for its Standby Commitment. See "The Rights Offering - Standby Purchase Agreement." In that
case, Lyford's ownership interest would be approximately    %, and the ownership
                                                         ---
interest of the remaining stockholders would decrease to approximately    %.
                                                                       ---
Even if some stockholders other than Lyford exercise their subscription rights, Lyford could still purchase enough shares to increase its ownership interest to over 50%. As a result, Lyford may have the voting power to control the election of our board of directors and the approval of other matters presented for consideration by our stockholders, which could include amendments to our charter, mergers, acquisitions and various corporate governance actions.

As a holder of common stock, you may suffer significant dilution of your percentage ownership of our common stock.

          If you do not exercise your subscription rights and shares are purchased by other stockholders in the rights offering, including Lyford, your proportionate voting and ownership interest will be reduced and the percentage that your original shares represent of our expanded equity after exercise of the subscription rights will be diluted. For example, if you own 500,000 shares of common stock before the rights offering, or approximately 2.1% of Harken's equity, and you exercise none of your subscription rights while all other subscription rights are exercised by other stockholders, then your percentage
ownership would be reduced to approximately    %. Even if our common
                                            ---
stockholders choose to exercise their subscription rights in full, their percentage ownership of our common stock could still decrease because we are also providing subscription rights to holders of our convertible preferred stock. The magnitude of the reduction of your percentage ownership will depend upon the extent to which you subscribe in the rights offering. In addition, as
of           , 2003, we may be required to issue approximately     million
   ----------                                                  ---
shares of common stock pursuant to securities exercisable or exchangeable, or convertible into, shares of common stock. These securities have anti-dilution or other provisions of adjustment to their exercise price or number of shares which will be automatically triggered by the rights offering. We may also issue shares of common stock to redeem our existing convertible notes. Any such issuances may further dilute your ownership percentage.

The subscription rights are not transferable and there is no market for the subscription rights.

          You may not sell, give away or otherwise transfer your subscription rights. The subscription rights are only transferable to your affiliates and by operation of law. Because the subscription rights are non-transferable, there is no market or other means for you to directly realize any value associated with the subscription rights. You must exercise the subscription rights and acquire additional shares of our common stock to realize any such value.

If you exercise your subscription rights, you may be unable to sell any shares you purchase at a profit and your ability to sell may be delayed by the time required to deliver the stock certificates.

          The public trading market price of our common stock may decline after you elect to exercise your subscription rights. If that occurs, you will have committed to buy shares of common stock at a price above the prevailing market price and you will have an immediate unrealized loss. Moreover, we cannot assure you that following the exercise of subscription rights you will be able to sell your shares of common stock at a price equal to or greater than the subscription price. Until shares are delivered upon expiration of the rights offering, you may not be able to sell the shares of our common stock that you purchase in the rights offering. Certificates representing shares of our common stock purchased will be delivered as soon as practicable after expiration of the rights offering. We will not pay you interest on any funds delivered to the Subscription Agent pursuant to the exercise of subscription rights.

You may not revoke your exercise of subscription rights and we may cancel the rights offering.

          Once you exercise your subscription rights, you may not revoke the exercise. We may close the rights offering even if less than all of the shares that we are offering are actually purchased. We may unilaterally withdraw or terminate this rights offering in our discretion until the time the share certificates are actually distributed. If we elect to withdraw or terminate the rights offering, neither we nor the Subscription Agent will have any obligation with respect to the subscription rights except to return, without interest or penalty, any subscription payments.

You will incur immediate and likely substantial net asset dilution.

          Regardless of whether you exercise your subscription rights to purchase shares of our common stock, you will incur immediate and likely substantial dilution between the net book value per share of common stock after the offering and the subscription price. On a pro forma basis after taking into account the effect of the rights offering (but prior to any use of the proceeds of the rights offering other than the repayment of the $5 million principal amount of the Lyford Notes and accrued interest thereon) our book value per share as of September 30, 2002 would be as follows:

                        Net Tangible Book Value Per Share
                       Pro Forma as of September 30, 2002

                                                                         Pro Forma
                                            Historical as of    Assuming Rights Offering at
                                           September 30, 2002        Subscription Price
                                           ------------------   ---------------------------
Book value of Harken
   (in thousands) ......................       $    10,404            $      (1)
Number of shares of common
   stock outstanding ...................        24,885,404                   (2)
Net tangible book value per
   common share ........................       $      0.42            $      (3)
Increase/decrease in net tangible
   book value per common share .........       $        --            $
Dilution per common share to
   purchasing stockholders .............       $        --            $

----------
(1) Pro forma book value calculations assume $10 million gross offering proceeds prior to reduction for debt balances other than the Lyford loan
     balance, and accrued interest, required to be paid and $     in offering
                                                             ----
     expenses. Book value amounts could increase if cash proceeds are used to repurchase debt at a discount from face value.
(2)  Pro forma common stock outstanding include          shares issuable in the
                                                --------
     rights offering.

(3) Pro forma net tangible book value per share will decrease substantially in the event we issue shares of common stock pursuant to outstanding convertible securities or to redeem our existing convertible notes.

United States federal income tax consequences are uncertain.

          In general, holders of common stock should not recognize income or loss for federal income tax purposes in connection with the receipt or exercise of subscription rights in the rights offering. Holders of Series G1 or G2 preferred stock should, however, recognize dividend income on the receipt of the subscription rights. Because these issues are subject to some uncertainty and because we have not sought, and will not seek, an opinion of counsel or a ruling from the Internal Revenue Service regarding any tax consequences of the rights offering or the related share issuances under foreign, state or local tax laws, we urge you to consult your own tax advisor with respect to the particular tax consequences of the rights offering or the related share issuances to you.

To exercise your subscription rights, you need to act promptly and follow subscription instructions.

          If you desire to purchase shares in this rights offering, you must act promptly to ensure that all required forms and payments are actually received by
the Subscription Agent prior to               , 2003, the expiration date. If
                                --------------
you fail to complete and sign the required subscription forms, send an incorrect payment amount, or otherwise fail to follow the subscription procedures that apply to your desired transaction, the Subscription Agent may, depending on the circumstances, reject your subscription or accept it to the extent of the payment received. If your exercise is rejected, your payment of the exercise price will be promptly returned. Neither we nor our Subscription Agent undertakes to contact you concerning, or attempt to correct, an incomplete or incorrect subscription form or payment. We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures and to decide all questions as to the validity, form and eligibility (including times of receipt and beneficial ownership). Alternative, conditional or contingent subscriptions will not be accepted. We reserve the absolute right to reject any subscriptions not properly submitted. In addition, we may reject any subscription if the acceptance of the subscription would be unlawful. We also may waive any irregularities (or conditions) in the subscription. If you are given notice of a defect in your subscription, you will have five business days after the giving of notice to correct it. You will not, however, be allowed to
cure any defect later than 5:00 p.m., New York City time, on        , 2003. We
                                                             -------
are not obligated to give you notification of defects in your subscription. We will not consider an exercise to be made until all defects have been cured or waived.

Risks associated with our financial condition:

If we do not continue to meet the listing requirements of the American Stock Exchange, our common stock could be delisted

          The American Stock Exchange requires companies to fulfill certain requirements in order for their shares to continue to be listed. The securities of a company may be considered for delisting if the company fails to meet certain financial thresholds, including if the company has stockholders' equity of less than $6 million and has sustained losses from continuing operations and/or net losses in its five most recent fiscal years. As of September 30, 2002, our stockholders' equity was $10.4 million and, as discussed below, we have sustained losses in each of our last five fiscal years. There can be no assurance that our stockholders' equity will not be reduced or that we will not report additional losses in the future.

If these aspects of our financial condition do not improve, our common stock (including shares of common stock issued in the rights offering) may be considered for delisting.

          If our common stock is delisted from the American Stock Exchange for any reason and we are deemed not to have used our "best efforts" to maintain such listing, we will be in default under our 5% European Notes and, as a result of cross-default provisions, our other debt obligations. Any default under our debt agreements will result in a majority of our debt obligations becoming due in full. We do not have sufficient funds to pay our debt obligations in cash and there is no assurance we will obtain such funds if such debt became due which would result in a material adverse effect on our financial position and results of operations. The potential delisting of our common stock could adversely affect our ability to raise capital in the future by issuing common stock or securities convertible into common stock.

We have a history of losses and may suffer losses in the future.

          We have reported losses in each of the last five fiscal years, including a net loss of $41,023,000 for the year ended December 31, 2001 that was primarily caused by the writedown of our oil and gas properties and the impairment of our investment in Costa Rica. We have also reported a loss of $5.2 million for the nine months ended September 30, 2002. We have reported cumulative net losses of approximately $263 million over the last five fiscal years. Our ability to generate net income is strongly affected by, among other factors, our ability to successfully drill our undeveloped reserves as well as the market price of crude oil and natural gas. During the fourth quarter of 2000, we recorded a writedown of our oil and gas properties of approximately $156 million primarily due to a significant reduction in our proved undeveloped reserves in Colombia following the drilling of a non-productive well. If we are unsuccessful in drilling productive wells in the future or the market price of crude oil and natural gas declines, we may report additional losses in the future.

If we cannot obtain stockholder approval for the issuance of shares of common stock to redeem certain of our existing convertible notes and we are unable to pay cash at maturity, we could be subject to potential delisting of our common stock from the American Stock Exchange.

          Currently, we do not have sufficient funds to pay our existing convertible notes in cash upon maturity, or to otherwise redeem or repurchase these notes. [We are seeking stockholder approval for the issuance of shares of common stock to redeem up to $20 million principal amount of the 5% European Notes at our annual meeting of stockholders to be held on January 29, 2003.] Although the exact number of shares to be issued in connection with redemptions of the approximately $29 million principal amount of the 5% European Notes due May 26, 2003 will depend upon the amount of notes to be redeemed for common stock and the average market price of our common stock at the time of the redemptions, at present market prices even the redemption for common stock of a small amount of the notes would result in the issuance of a number of shares that is greater than 20% of our currently outstanding shares of common stock. Consequently, the rules of the American Stock Exchange require stockholder approval as a condition to listing such additional shares on that exchange. If we have over $20 million of the 5% European Notes outstanding, the redemption of the remaining principal balance could likewise require stockholder approval.

          We are also pursuing negotiated transactions to repurchase or exchange the approximately $5.7 million principal amount of the Benz Notes that also mature in 2003. The redemption for shares of common stock of the Benz Notes could also require additional stockholder approval.

          We cannot assure you that we will receive the required stockholder approval to redeem up to $20 million principal amount of the 5% European Notes. Even if we receive such stockholder approval, we cannot assure you that we will receive stockholder approval to redeem any remaining principal balance of the 5% European Notes. Further, we cannot assure you that we will receive stockholder approval to redeem the principal amount of the Benz Notes. If we do not obtain required stockholder approvals and issue an amount of shares requiring approval, our common stock could be subject to potential delisting from the American Stock Exchange. See also "- If we do not continue to meet the listing requirements of the American Stock Exchange, our common stock could be delisted."

We may have an insufficient number of authorized shares of common stock to redeem certain of our existing convertible notes, which would cause us to restructure the notes or to pay for the notes at maturity - neither of which we may be able to accomplish.

          We currently have 225 million shares of common stock authorized for issuance. As of December 2, 2002, approximately 24.9 million shares were outstanding and 34 million shares were reserved for issuance. Assuming the maximum amount of shares are issued in our proposed rights offering, there will be remaining 70.9 million shares of common stock available for issuance. See "-Risks associated with market conditions - We may issue additional shares of common stock pursuant to a rights offering that may dilute the value of our common stock, adversely affect the market price of our common stock and result in a change in control of Harken."

          Even if stockholder approval is obtained for the issuance of shares of common stock to redeem the 5% European Notes, the Benz Notes and our other existing convertible notes, the redemption of these notes may result in an issuance of shares that is in excess of the amount of shares currently authorized for issuance. In such event, we would have to obtain stockholder approval to increase our authorized common stock before we could redeem all such notes. Absent such stockholder approval, we would have to otherwise restructure the then-outstanding notes or pay cash at maturity. We cannot assure you that, in such an event, we would be successful in restructuring our obligations under the then-outstanding notes. We currently do not have sufficient funds to pay such notes in cash upon maturity and it is unlikely that we will have such funds prior to maturity.

          Assuming a market price of $0.20 per share for our common stock, the table below reflects the number of shares of common stock required to be issued in order to redeem our existing convertible notes coming due next year:

                       Amount     Shares of Common Stock to be
Indebtedness        Outstanding       Issued in Redemption       Maturity Date
-----------------   -----------   ----------------------------   -------------
5% European Notes   $29,030,000            166,922,300            May 26, 2003
Benz Notes          $ 5,668,708             32,595,071            Nov 26, 2003

Our financial condition may suffer if estimates of our oil and gas reserve information are adjusted, and fluctuations in oil and gas prices and other factors affect our oil and gas reserves.

          Our oil and gas reserve information is based upon criteria mandated by the Securities and Exchange Commission, or the SEC, and reflects only estimates of the accumulation of oil and gas and the economic recoverability of those volumes. Our future production, revenues and expenditures with respect to such oil and gas reserves will likely be different from estimates, and any material differences may negatively affect our business, financial condition and results of operations.

          Petroleum engineering is a subjective process of estimating underground accumulations of oil and gas that cannot be measured in an exact manner. Estimates of economically recoverable oil and gas reserves and of future net cash flows necessarily depend upon a number of variable factors and assumptions.

          Because all reserve estimates are to some degree subjective, each of the following items may prove to differ materially from those assumed in estimating reserves:

     .    the quantities of oil and gas that are ultimately recovered,

     .    the production and operating costs incurred,

     .    the amount and timing of future development expenditures, and

     .    future oil and gas sales prices.

     Furthermore, different reserve engineers may make different estimates of reserves and cash flow based on the same available data.

          The estimated discounted future net cash flows described in our annual report on Form 10-K for the year ended December 31, 2001, as amended, incorporated by reference herein, should not be considered as the current market value of the estimated oil and gas reserves attributable to our properties from proved reserves. Such estimates are based on prices and costs as of the date of the estimate, in accordance with SEC requirements, while future prices and costs may be materially higher or lower. In addition, such reserves do not reflect the impact of sales of producing properties consummated during 2002.

          For example, prices in effect for oil and natural gas at December 31, 2001 were significantly lower than the average prices a year earlier. The SEC requires that we report our oil and natural gas reserves using the price as of the last day of the year, and accordingly, the value of our oil and natural gas reserves as reported in our annual report on Form 10-K for the fiscal year ended December 31, 2001, as amended, is significantly lower than the prior year. Using lower values in forecasting reserves will result in a shorter life being given to producing oil and natural gas properties because such properties, as their production levels are estimated to decline, will reach an uneconomic limit, with lower prices, at an earlier date. There can be no assurance that a decrease in oil and gas prices or other differences in our estimates of our reserve will not adversely affect our financial condition and results of operations.

We may require future waivers and amendments to our bank credit facility covenant requirements.

          Our bank credit facility with Guaranty Bank, FSB requires certain of Harken's subsidiaries (the "Borrowers"), to maintain certain financial covenant ratios and requirements, as calculated on a quarterly basis. The Guaranty Bank facility requires Borrowers to maintain a maximum liability to equity ratio (as defined in the agreement) of not more than 1.0 to 1.0, a current ratio (as defined in the agreement) of not less than 1.0 to 1.0, and a debt service coverage ratio (as defined in the agreement) of not less than 1.25 to

1.0. In addition, the agreement requires that general and administrative expenses of the Borrowers must not exceed 30% of the Borrowers' net revenue for the quarter ended December 31, 2002, and 25% for each quarter thereafter. The Guaranty Bank facility matures December 6, 2005.

          If Harken or the Borrowers are not in compliance with their bank financial covenant ratios or requirements in the future and are unable to obtain a waiver or amendment to the Guaranty Bank facility requirements, the bank credit facility would be in default and callable by Guaranty Bank. In addition, due to cross-default provisions in Harken's indentures for its 5% European Notes, 7% Notes and Benz Notes, a majority of our debt obligations would become due in full if any debt is in default. Expectations of future operating results and continued compliance with financial covenants cannot be assured and our lenders' actions are not controllable by us. If our projections of future operating results are not achieved and future waivers or amendments of the Guaranty Bank facility are not received and our debt is placed in default, we could experience a material adverse impact on our financial position and results of operations.

If estimated discounted future net cash flows decrease, we may be required to take additional writedowns.

          We periodically review the carrying value of our oil and gas properties under applicable full-cost accounting rules. These rules require a writedown of the carrying value of oil and gas properties if the carrying value exceeds the applicable estimated discounted future net cash flows from proved oil and gas reserves. Given the volatility of oil and gas prices, it is reasonably possible that the estimated discounted future net cash flows could change in the near term. If oil and gas prices decline in the future, even if only for a short period of time, it is possible that additional writedowns of oil and gas properties could occur. Whether we will be required to take such a charge will depend on the prices for oil and gas at the end of any quarter and the effect of reserve additions or revisions, property sales and capital expenditures during such quarter.

          Because of oil and gas prices as of December 31, 2001, the net evaluated capitalized costs related to our domestic oil and gas properties exceeded the domestic cost ceiling which resulted in a non-cash writedown of our domestic oil and gas properties of approximately $14.4 million. Similarly, as of December 31, 2001, the net evaluated capital costs related to our Colombian oil properties also exceeded the Colombian cost ceiling, resulting in a non-cash writedown of our Colombian oil properties of approximately $4.3 million.

Risks associated with market conditions:

Our stock price is volatile and the value of any investment in our common stock may fluctuate.

          Our stock price has been and is highly volatile, and we believe this volatility is due to, among other things:

     .    the results of our drilling,

     .    current expectations of our future revenue and earnings growth rates,

     .    commodity prices of oil and natural gas,

     . the progress and ultimate success of our capital plan, including our actions with respect to our 5% European Notes, and

     .    the volatility of the market in general.

     For example, the common stock price has fluctuated from a high of $15 per share to a low of $0.18 per share over the last three years. This volatility may affect the market value of our common stock in the future. See "Price Range of
Common Stock and Dividend Policy" on page    .
                                          ---

Future sales of our common stock pursuant to outstanding registration statements may affect the market price of our common stock.

          There are currently several registration statements with respect to our common stock that are or will become effective, pursuant to which certain of our stockholders may sell up to an aggregate of 14.2 million shares of common stock. Any such sale of stock may also decrease the market price of our common stock.

We may issue additional shares of common stock that may dilute the value of our common stock and adversely affect the market price of our common stock.

          In addition to the         shares of common stock that may be issued
                             -------
in the rights offering, we may issue additional shares of common stock in the following scenarios:

     . approximately 1.5 million shares of common stock may be required to be issued pursuant to our stock options,

     . approximately 6.3 million shares of common stock may be issued pursuant to other securities exercisable or exchangeable, or convertible into, shares of common stock,

     . approximately 32.6 million shares of common stock may be issued in connection with the redemption of the Benz Notes maturing in 2003 (assuming the market price of our common stock is $0.20 per share),

     . over 166.9 million shares of common stock may be issued in connection with the redemption of the 5% European Notes maturing in 2003 (assuming the market price of our common stock is $0.20 per share),

     . over 22.9 million shares of common stock may be issued in connection with the conversion of the 7% Notes maturing in 2007 (using the current conversion rate of $0.50 per share), and

     . a significant number of additional shares of common stock may be issued for financing or other purposes.

          A large issuance of shares of common stock in any or all of the above scenarios will decrease the ownership percentage of current outstanding stockholders and will likely result in a decrease in the market price of our common stock. Any large issuance will also likely result in a change in control of Harken.

     In addition, we may elect to issue a significant number of additional shares of common stock for financing or other purposes, which could result in a decrease in the market price of our common stock.

If we redeem our existing convertible notes with shares of common stock, you will suffer a significant dilution of your ownership percentage and a decrease in the market value of our common stock and the redemptions will likely result in a change in control of Harken.

          Any redemptions of our existing convertible notes involving a large issuance of shares will result in a substantial dilution of your ownership percentage of our common stock and a decrease in the market value of our common stock. The number of new shares to be issued will also likely result in a change in control of Harken and, depending on the ownership of the notes, a small group of stockholders could control the election of the board of directors and the approval of other matters presented for consideration by the stockholders, which could include amendments to our charter, mergers, acquisitions and various corporate governance actions. You will also incur immediate and likely substantial net asset dilution.

[The rights offering will trigger anti-dilution adjustments to the conversion prices of certain of our existing convertible notes.

          The rights offering will trigger anti-dilution adjustments to the conversion prices of our 5% European Notes, Benz Notes and 7% Notes. Assuming the maximum amount of shares are issued in the rights offering, the conversion prices will be reduced to approximately $49 per share (as compared to $65 per share) for the 5% European Notes, approximately $22 per share (as compared to $65 per share) for the Benz Notes and approximately $0.38 per share (as compared to $0.50 per share) for the 7% Notes.]

We have issued shares of preferred stock with greater rights than our common stock and may issue additional shares of preferred stock in the future.

          We are permitted under our charter to issue up to 10 million shares of preferred stock. We can issue shares of our preferred stock in one or more series and can set the terms of the preferred stock without seeking any further approval from our common stockholders. Any preferred stock that we issue may rank ahead of our common stock in terms of dividend priority or liquidation premiums and may have greater voting rights than our common stock. As of December 2, 2002, we had outstanding 402,688 shares of Series G1 preferred stock and 93,150 shares of Series G2 preferred stock. These shares of preferred stock have rights senior to our common stock with respect to dividends and liquidation. In addition, such preferred stock may be converted into shares of common stock, which could dilute the value of common stock to current stockholders and could adversely affect the market price of our common stock. Each share of Series G1 preferred stock and Series G2 preferred stock may be converted into shares of common stock at the conversion price of $12.50 and $3.00 per share of common stock, respectively, for each $100.00 liquidation value of a share of such preferred stock plus the amount of any accrued and unpaid dividends.

Our domestic operating strategic plan includes the acquisition of additional reserves through business combinations.

          Our domestic operations have shifted from primarily an exploration and development focus to an acquisition growth strategy, with a reduced emphasis on exploration. We are seeking additional acquisition opportunities to expand our domestic operations and increase our oil and gas reserves in North America. We may not be able to consummate future acquisitions on favorable terms. Additionally, any such future transactions may not achieve favorable financial results.

          Future business combinations may also involve the issuance of shares of our common stock, which could have a dilutive effect on your percentage ownership as a stockholder. We may not have a sufficient number of authorized shares to issue in any such business combinations and we may need to obtain stockholder approval to authorize additional shares for issuance. If Lyford becomes a majority stockholder as a result of this rights offering, it may be able to control the approval of such an issuance. Further, the use of shares in business combinations will reduce the number of shares available for the redemption of existing convertible notes.

          In addition, acquisitions may require substantial financial expenditures that will need to be financed through cash flow from operations or future debt and equity offerings by us and we may not be able to acquire companies or oil and gas properties using our equity as currency. In the case of cash acquisitions, we may not be able to generate sufficient cash flow from operations or obtain debt or equity financing sufficient to fund future acquisitions of reserves.

Risks associated with our operations:

Oil and gas price fluctuations in the market may adversely affect the results of our operations.

          The results of our operations are highly dependent upon the prices received for our oil and natural gas production. Substantially all of our sales of oil and natural gas are made in the spot market, or pursuant to contracts based on spot market prices, and not pursuant to long-term, fixed-price contracts. Accordingly, the prices received for our oil and natural gas production are dependent upon numerous factors beyond our control. These factors include the level of consumer product demand, governmental regulations and taxes, the price and availability of alternative fuels, the level of foreign imports of oil and natural gas and the overall economic environment. Significant declines in prices for oil and natural gas could have a material adverse effect on our financial condition, results of operations and quantities of reserves recoverable on an economic basis. Any significant decline in prices of oil or gas could have a material adverse effect on our financial condition and results of operations. Recently, the price of oil and natural gas has been volatile. For example, during 2001, the price for a barrel (bbl) of oil ranged from a high of $29.25 to a low of $14.25 and the price for a thousand cubic feet (Mcf) of gas ranged from a high of $10.53 to a low of $1.74. From January 1, 2002 through October 31, 2002, the price for a bbl of oil ranged from a high of $27.50 to a low of $14.75 and the price for a Mcf of gas ranged from a high of $4.33 to a low of $1.98.

Our operations require significant expenditures of capital that may not be recovered.

          We require significant expenditures of capital in order to locate and acquire producing properties and to drill exploratory wells. In conducting exploration and development activities from a particular well, the presence of unanticipated pressure or irregularities in formations, miscalculations or accidents may cause our exploration, development and production activities to be unsuccessful, potentially resulting in abandoning the well. This could result in a total loss of our investment. In addition, the cost and timing of drilling, completing and operating wells is difficult to predict.

The oil and gas we produce may not be readily marketable at the time of production.

          Crude oil, natural gas, condensate and other oil and gas products are generally sold to other oil and gas companies, government agencies and other industries. The availability of ready markets for oil and gas that we might discover and the prices obtained for such oil and gas depend on many factors beyond our control, including:

     .    the extent of local production and imports of oil and gas,

     . the proximity and capacity of pipelines and other transportation facilities,

     .    fluctuating demand for oil and gas,

     .    the marketing of competitive fuels, and

     . the effects of governmental regulation of oil and gas production and sales.

Natural gas associated with oil production is often not marketable due to demand or transportation limitations and is often flared at the producing well site. Pipeline facilities do not exist in certain areas of exploration and, therefore, any actual sales of discovered oil and gas might be delayed for extended periods until such facilities are constructed.

We may encounter operating hazards that may result in substantial losses.

          We are subject to operating hazards normally associated with the exploration and production of oil and gas, including blowouts, explosions, oil spills, cratering, pollution, earthquakes, labor disruptions and fires. The occurrence of any such operating hazards could result in substantial losses to our Company due to injury or loss of life and damage to or destruction of oil and gas wells, formations, production facilities or other properties. We maintain insurance coverage limiting financial loss resulting from certain of these operating hazards. We do not maintain full insurance coverage for all matters that may adversely affect our operations, including war, terrorism, nuclear reactions, government fines, treatment of waste, blowout expenses and business interruptions. Losses and liabilities arising from uninsured or underinsured events could reduce our revenues or increase our costs. There can be no assurance that any insurance will be adequate to cover losses or liabilities associated with operational hazards. We cannot predict the continued availability of insurance, or its availability at premium levels that justify its purchase.

Drilling oil and gas wells particularly in certain regions of the United States and foreign countries could be hindered by hurricanes, earthquakes and other weather-related operating risks.

          Our operations in the Louisiana wetlands, the onshore regions of Texas and in Colombia, Costa Rica, Peru and Panama are subject to risks from hurricanes and other natural disasters. Damage caused by hurricanes, earthquakes or other operating hazards could result in substantial losses to our Company. We are not covered by insurance for any business interruption resulting from such events and, upon the occurrence of a natural disaster, this lack of coverage could have a material adverse effect on our financial position and results of operations.

We face strong competition from larger oil and gas companies, which could result in adverse affects on our business.

          The exploration and production business is highly competitive. Many of our competitors have substantially larger financial resources, staffs and facilities. Our competitors in the United States include numerous major oil and gas exploration and production companies and in Colombia, Peru and Panama include such major oil and gas companies as BP Amoco, Exxon/Mobil, Texaco/Shell, Conoco/Phillips and Arco. These major oil and gas companies are often better positioned to obtain the rights to exploratory acreage that we compete for.

Our operations are subject to various litigation that could have an adverse affect on our business.

          Presently, various Harken subsidiaries are defendants in various litigation matters. The nature of Harken and its subsidiaries' operations also expose us to further possible litigation claims in the future. For example, we are currently a party to the following pending proceedings:

     . In September 1997, D. E. Rice and Karen Rice, as Trustees for the Rice Family Living Trust (collectively referred to as Rice) filed a lawsuit against Harken Exploration Company, a wholly-owned subsidiary of Harken, in Texas state court. Rice claims damages in an amount of $40 million from Harken Exploration Company's alleged spills on Rice's property.

     . In December 1999, 420 Energy Investment, Inc. and ERI Investments, Inc. (collectively referred to as 420 Energy) filed a lawsuit against XPLOR Energy, Inc., a wholly-owned subsidiary of Harken (referred to as XPLOR), in Delaware state court. 420 Energy alleges that they are entitled to appraisal and payment of the fair value of their common stock in XPLOR as of the date XPLOR merged with Harken.

     . In August 2001, a new lawsuit was filed by New West Resources, Inc. (referred to as New West), a former XPLOR stockholder, against XPLOR, Harken and other defendants in Texas state court. New West claims that it lost its $6 million investment in XPLOR as a result of misrepresentations by XPLOR and breach of fiduciary duties by certain XPLOR directors.

          There is risk that any matter in litigation could be adversely decided against Harken or its subsidiaries, regardless of their belief, opinion and position, which could have a material adverse effect on Harken's financial condition and results of operations. Litigation is highly costly and the costs associated with defending litigation could also have a material adverse effect on Harken's financial condition. For further detail concerning our pending litigation, please see our quarterly report on Form 10-Q for the period ended September 30, 2002 and our current report on Form 8-K dated December 10, 2002.

Compliance with, or breach of, environmental laws can be costly and could limit our operations.

          Our operations are subject to numerous and frequently changing laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection. We own or lease, and have in the past owned or leased, properties that have been used for the exploration and production of oil and gas and these properties and the wastes disposed on these properties may be subject to the Comprehensive Environmental Response, Compensation and Liability Act, the Oil Pollution Act of 1990, the Resource Conservation and Recovery Act, the Federal Water Pollution Control Act and analogous state laws. Under such laws, we could be required to remove or remediate previously released wastes or property contamination.

          Laws and regulations protecting the environment have generally become more stringent and, may in some cases, impose "strict liability" for environmental damage. Strict liability means that we may be held liable for damage without regard to whether we were negligent or otherwise at fault. Environmental laws and regulations may expose us to liability for the conduct of or conditions caused by others or for acts that were in compliance with all applicable laws at the time they were performed. Failure to comply with these laws and regulations may result in the imposition of administrative, civil and criminal penalties.

          While we believe that our operations are in substantial compliance with existing requirements of governmental bodies, our ability to conduct continued operations is subject to satisfying applicable regulatory and permitting controls. Our current permits and authorizations and ability to get future permits and authorizations, particularly in foreign countries, may be susceptible, on a going forward basis, to increased scrutiny, greater complexity resulting in increased costs, or delays in receiving appropriate authorizations. In particular, we have experienced and may continue to experience delays in obtaining permits and authorization in Colombia necessary for our operations. In addition, recent judicial and political developments in Costa Rica have significantly and adversely affected our ability to acquire necessary environmental permits and severely limit the opportunity for future oil and gas exploration in Costa Rica. These developments have fully impaired our investment through our subsidiary, Global Energy Development PLC, in certain onshore and offshore properties on the Caribbean side of Costa Rica, as reflected on our consolidated balance sheet contained in our annual report on Form 10-K, as amended, for the year ended December 31, 2001.

          We are required to obtain an environmental permit or approval from the governments in Colombia, Costa Rica, Peru and Panama prior to conducting seismic operations, drilling a well or constructing a pipeline in such foreign locations. Our operations in foreign countries have been delayed in the past and could be delayed in the future through the process of obtaining an environmental permit. Compliance with these laws and regulations may increase our costs of operations, as well as further restrict our foreign operations.

          Costa Rica has implemented policies and laws with a high level of attention to the protection of its ecological areas and environment. As a result, the operations of our indirect subsidiary, Harken Costa Rica Holdings, in Costa Rica are subject to much greater control, scrutiny and restrictions than are usually encountered in international exploration operations. Due to such additional regulations and requirements in Costa Rica, as well as recent rulings by Costa Rica government agencies, Harken Costa Rica Holdings will likely not be able to continue operations in Costa Rica for the foreseeable future.

Our foreign operations involve substantial costs and are subject to certain risks because the oil and gas industries in such countries are less developed.

          The oil and gas industries in Colombia, Costa Rica, Peru and Panama are not as developed as the oil and gas industry in the United States. As a result, our drilling and development operations in many instances take longer to complete and often cost more than similar operations in the United States. The availability of technical expertise, specific equipment and supplies is more limited in Colombia, Costa

Rica, Peru and Panama than in the United States. We expect that such factors will continue to subject us to economic and operating risks not experienced in our domestic operations.

          We follow the full cost method of accounting for exploration and development of oil and gas reserves in which all of our acquisition, exploration and development costs are capitalized. Costs related to the acquisition, holding and initial exploration of oil and gas associated with our contracts in countries with no proved reserves are initially capitalized, including internal costs directly identified with acquisition, exploration and development activities. If we abandon all exploration efforts in a country where no proved reserves are assigned, all acquisition and exploration costs associated with the country are expensed. From time to time, we make assessments as to whether our investment within a country is impaired and whether exploration activities within a country will be abandoned based on our analysis of drilling results, seismic data and other information we believe to be relevant. Due to the unpredictable nature of exploration drilling activities, the amount and timing of impairment expenses are difficult to predict.

If we fail to comply with the terms of certain contracts related to our foreign operations, we could lose our rights under each of those contracts.

          The terms of each of the Colombia Association Contracts, the Costa Rica Contract, the Peruvian Technical Evaluation Agreement and the Panamanian Technical Evaluation Agreement require that we perform certain activities, such as seismic interpretations and the drilling of required wells, in accordance with those contracts and agreements. Our failure to timely perform those activities as required could result in the loss of our rights under a particular contract, which would likely result in a significant loss to our Company. As of
         , 2003, we were in compliance with the requirements of each of the
---------
Colombia Association Contracts, the Costa Rica Contract, the Peruvian Technical Evaluation Agreement and the Panamanian Technical Evaluation Agreement. For further detail concerning these contracts and agreements, please see "Liquidity and Capital Resources" contained in Part II, Item 7, Management's Discussion and Analysis of Financial Conditions and Results of Operations in our annual report on Form 10-K, as amended, for the year ended December 31, 2001.

We require significant additional financing for our foreign operations, which financing may not be available.

          We anticipate that full development of our existing and future oil and gas discoveries and prospects in Colombia, Costa Rica, Peru and Panama may take several years and require significant additional capital expenditures. If we are unable to timely obtain adequate funds to finance these investments, our ability to develop oil and gas reserves in these countries may be severely limited or substantially delayed. Such limitations or delay would likely result in substantial losses for our Company.

          We anticipate that amounts required to fund our foreign activities will be funded from our existing cash balances, asset sales, stock issuances, production payments, operating cash flows and from joint venture partners. We estimate a cost of $2.5 million in 2003 for the completion of a well in Colombia required to be drilled by us pursuant to the Cajaro Association Contract with Empresa Colombia de Petroleos. The exact usage of other future funding sources is unknown at this time and we cannot assure you that we will have adequate funds available to finance our foreign operations.

Our foreign operations are subject to political, economic and other uncertainties.

          We currently conduct significant operations in Colombia and Costa Rica, and may also conduct operations in Peru, Panama and other foreign countries in the future. At December 31, 2001, approximately 35% of our proved reserves and 26% of our consolidated revenues were related to Global Energy Development PLC's Colombian operations. Exploration and production operations in foreign countries are subject to political, economic and other uncertainties, including:

     . the risk of war, revolution, border disputes, expropriation, renegotiation or modification of existing contracts, import, export and transportation regulations and tariffs resulting in loss of revenue, property and equipment,

     . taxation policies, including royalty and tax increases and retroactive tax claims,

     . exchange controls, currency fluctuations and other uncertainties arising out of foreign government sovereignty over international operations,

     . laws and policies of the United States affecting foreign trade, taxation and investment, and

     . the possibility of being subjected to the jurisdiction of foreign courts in connection with legal disputes and the possible inability to subject foreign persons to the jurisdiction of courts in the United States.

          Central and South America and certain other regions of the world have a history of political and economic instability. This instability could result in new governments or the adoption of new policies, laws or regulations that might assume a substantially more hostile attitude toward foreign investment. In an extreme case, such a change could result in termination of contract rights and expropriation of foreign-owned assets. Any such activity could result in a significant loss to our Company.

Guerrilla activity in Colombia could disrupt or delay our operations, and we are concerned about safeguarding our operations and personnel in Colombia.

          Colombia's 37-year armed conflict between the government and leftist guerrilla groups has escalated in recent years. The current government's quest for peace was unsuccessful. The breakdown of peace negotiations has resulted in increased military action by the Colombian government directed against the rebel groups operating in Colombia. Unless the parties determine to return to peace negotiations, the military confrontation with the rebel groups is expected to continue. Also, the increased activity of right-wing paramilitary groups, formed in opposition to the left-wing FARC and ELN groups, has contributed to the escalation in violence. The increase in violence has affected business interests in Colombia. Targeting such enterprises as symbols of foreign exploitation, particularly in the North of the country, the rebel groups have attempted to hamper production of hydrocarbons. The cumulative effect of escalation in the armed conflict and the resulting unstable political and security situation has led to increased risks and costs and the downgrading of Colombia's country risk rating. Our oil and gas operations are in areas outside guerrilla control and with the exception of its increased security requirements, our operations continue mostly unaffected, although from time to time, guerilla activity in Colombia has delayed our projects there. This guerilla activity has increased over the last few years, causing delays in the development of our fields in Colombia. Guerilla activity, such as road blockades, has also from time to time slowed our deployment of workers in the field and affected our operations. In addition, guerillas could attempt to disrupt the flow of our production through pipelines. In addition to these security issues, we have also become the subject of media focus in Colombia that may further compromise our security position in the country.

          We cannot assure you that attempts to reduce or prevent guerilla activity will be successful or that guerilla activity will not disrupt our operations in the future. We also cannot assure you that we can maintain the safety of our operations and personnel in Colombia or that this violence will not affect our operations in the future. Continued or heightened security concerns in Colombia could also result in a significant loss to our Company.

The United States government may impose economic or trade sanctions on Colombia that could result in a significant loss to our Company.

          Colombia is among several nations whose progress in stemming the production and transit of illegal drugs is subject to annual certification by the President of the United States. Although Colombia was so certified in 2001, there can be no assurance that, in the future, Colombia will receive certification or a national interest waiver. The failure to receive certification or a national interest waiver may result in any of the following:

     . all bilateral aid, except anti-narcotics and humanitarian aid, would be suspended,

     . the Export-Import Bank of the United States and the Overseas Private Investment Corporation would not approve financing for new projects in Colombia,

     . United States representatives at multilateral lending institutions would be required to vote against all loan requests from Colombia, although such votes would not constitute vetoes, and

     . the President of the United States and Congress would retain the right to apply future trade sanctions.

Each of these consequences could result in adverse economic consequences in Colombia and could further heighten the political and economic risks associated with our operations there. Any changes in the holders of significant government offices could have adverse consequences on our relationship with the Colombian national oil company and the Colombian government's ability to control guerrilla activities and could exacerbate the factors relating to our foreign operations discussed above.

          Any sanctions imposed on Colombia by the United States government could threaten our ability to obtain necessary financing to develop the Colombian properties or cause Colombia to retaliate against us, including by nationalizing our Colombian assets. Accordingly, the imposition of the foregoing economic and trade sanctions on Colombia would likely result in a substantial loss to our Company and a decrease in the price of our common stock. We cannot assure you that the United States will not impose sanctions on Colombia in the future or predict the effect in Colombia that these sanctions might cause.

We may suffer losses from exchange rate fluctuations.

          We account for our Colombian, Costa Rican, Peruvian and Panamanian operations using the U.S. dollar as the functional currency. The costs associated with our exploration efforts in Colombia, Costa Rica, Peru and Panama have typically been denominated in U.S. dollars. We expect that a substantial portion of our future Colombian revenues may be denominated in Colombian pesos. To the extent that the amount of our revenues denominated in Colombian pesos is greater than the amount of costs denominated in Colombian pesos, we could suffer a loss if the value of the Colombian peso were to drop relative to the value of the U.S. dollar. Any substantial currency fluctuations could have a material adverse effect on our results of operations and in recent years the value of the Colombian peso relative to the U.S. dollar has declined. For example, the average exchange rate for the Colombian peso into U.S. dollars for October 2002 was 0.000354, as compared to an average of 0.000423 for June 2002, 0.000434 for December 2001 and 0.000456 for December 2000.

Risk relating to Arthur Andersen LLP's lack of consent:

Representatives of Arthur Andersen are not available to consent to the inclusion of their report on the financial statements of Harken in this prospectus, and you will not be able to recover against Arthur Andersen under Section 11 of the Securities Act of 1933, as amended.

          Arthur Andersen was our independent accountant for our consolidated financial statements for the two years ended December 31, 2000. Representatives for Arthur Andersen are not available to provide the consent required for the inclusion of their report on those financial statements incorporated in this prospectus, and we have dispensed with the requirement to file their consent in reliance upon Rule 437a of the Securities Act of 1933, as amended. Because Arthur Andersen has not consented to the inclusion of their report in this prospectus, you will not be able to recover against Arthur Andersen under
Section 11 of the Securities Act of 1933, as amended, for any false or misleading statements of a material fact contained in the financial statements audited by Arthur Andersen that are incorporated by reference or any omissions to state a material fact required to be stated therein. Any claims against Arthur Andersen related to any such false or misleading statements and omissions may be limited.

                                   OUR COMPANY

          Our company explores for, develops and produces oil and gas both domestically and internationally. Our domestic operations are primarily located in the onshore and offshore Gulf Coast regions of South Texas and Louisiana, in portions of West Texas and the Texas Panhandle. Our international operations are primarily concentrated in Colombia, Costa Rica, Peru and Panama. For a more detailed description of the business of our Company, see our annual report on Form 10-K for the year ended December 31, 2001, as amended, which is incorporated herein by reference.

          Our company was incorporated in 1973 in the State of California and reincorporated in 1979 in the State of Delaware. Our principal offices are located at 580 WestLake Park Boulevard, Suite 600, Houston, Texas 77079, and our telephone number is (281) 504-4000.

                                 USE OF PROCEEDS

          The maximum net proceeds to us from the sale of our common stock in this rights offering are estimated to be approximately $9.6 million after deducting estimated offering expenses allocable to and payable by Harken.

          We are required to use the net proceeds of the rights offering to fully repay a $5 million loan, and accrued interest, made to us by Lyford during 2002 that is evidenced by the Lyford Notes with an annual interest rate of 10%, which are due by their terms in 2005 but must be prepaid upon completion of the rights offering. The proceeds of the Lyford Notes were used by us for repurchasing certain 5% European Notes and Benz Notes and for working capital purposes. In purchasing shares pursuant to its Standby Commitment, Lyford is entitled to offset the purchase amount to satisfy this loan without any further action or approval from Harken.

          We intend to use the remaining estimated $4.6 million of net proceeds to reduce a portion of the indebtedness described below or as additional working capital for our business:

Indebtedness                    Current Balance   Interest Rate   Maturity Date
-----------------------------   ---------------   -------------   -------------
5% European Notes                 $29,030,000            5%        May 26, 2003
Benz Notes                        $ 5,668,707            5%        Nov 26, 2003
Guaranty Bank Credit Facility     $ 5,977,000         4.58%         Dec 6, 2005

          If Lyford does not close its Standby Commitment and we consummate the rights offering, we are required to use 60% of the net proceeds of the rights offering to repay the Lyford Notes within 30 days of our receipt of such proceeds. Any remaining proceeds will be used to reduce the indebtedness set forth above or for additional working capital.

          See "Risk Factors - Risks relating to this rights offering - The proceeds from the rights offering will not be sufficient to repay our outstanding debt obligations and there is no assurance that we will obtain
sufficient funds prior to such debts' maturity dates" on page    .
                                                              ---

                                 CAPITALIZATION

     The following table shows our capitalization as of September 30, 2002 and as adjusted for subsequent events. The table also includes our capitalization on a pro forma basis assuming the completion of the rights offering and the use of the entire amount of net proceeds to repay indebtedness as described under "Use of Proceeds" above (including repayment of the Lyford Notes).

                                                                                   Pro Forma
                                              September 30, 2002              for Rights Offering
                                       -------------------------------   ---------------------------
                                        As Reported     Adjustments(1)   Adjustments     Pro Forma
                                       -------------    --------------   -----------   -------------
Current liabilities                    $  46,834,000      (6,287,000)                   $  36,477,000
                                                          (4,070,000)

Long-term debt:
   Convertible notes payable           $  12,525,000       4,070,000                    $  16,595,000
   New bank credit facility                       --       5,977,000                        5,977,000
   Investor term loan (Lyford)             5,000,000              --       (5,000,000)             --
   Accrued preferred stock dividends       6,395,000     [(6,395,000)]                             --
   Other long-term obligations             5,414,000              --                        5,414,000
                                       -------------     -----------                    -------------
      Total long-term debt                29,334,000       3,652,000                       27,986,000
                                       -------------     -----------                    -------------

Minority interest in consolidated
   subsidiary                              1,915,000                                        1,915,000
                                       -------------     -----------                    -------------

Stockholders' equity:
   Series G1 preferred stock                 404,000          (1,000)                         403,000
   Series G2 preferred stock                  93,000          ______                           93,000
   Common stock                              254,000           9,000          952,000       1,215,000
   Additional paid-in capital            388,780,000       6,394,000       [9,048,000]    404,214,000
   Accumulated deficit                  (377,371,000)             --                     (377,371,000)
   Accumulated other
      comprehensive income                  (315,000)                                        (315,000)
   Treasury stock, at cost                (1,441,000)             --                       (1,441,000)
                                       -------------     -----------                    -------------
      Total stockholders' equity          10,404,000       6,394,000       10,000,000      26,798,000
                                       -------------     -----------                    -------------

Total capitalization                   $  88,487,000     $  (311,000)                   $  93,176,500
                                       -------------     -----------                    -------------

----------
          (1) Reflects the (i) issuance of $4,070,000 in principal amount of 5% European Notes due 2003 exchanged for $4,070,000 in principal amount of 7% Notes due 2007, (ii) [issuance of common stock as payment of accrued preferred stock dividends,] (iii) refinancing of existing credit facility due 2003 with new credit facility due 2005 and (iv) repurchase of preferred stock.

                               THE RIGHTS OFFERING

          Before exercising any subscription rights, you should read carefully
the information set forth under "Risk Factors" beginning on page    of this
                                                                 --
prospectus.

Subscription Rights

          We are distributing to the holders of record of our common stock,
Series G1 preferred stock and Series G2 preferred stock on               , 2003,
                                                           --------------
at no charge, one nontransferable subscription right for each share of our common stock they own (or, in the case of the Series G1 preferred stock and Series G2 preferred stock, one subscription right for each share of common stock issuable upon conversion). The subscription rights will be evidenced by rights certificates. Each subscription right will entitle the holder to purchase shares of our common stock. You are not required to exercise any or all
-------
of your subscription rights.

          If, pursuant to your exercise of your subscription rights, the number of shares of common stock you are entitled to receive would result in your receipt of fractional shares, the aggregate number of shares issued to you will be rounded up to the nearest whole number.

Subscription Price

          The subscription price for a subscription right is $    per right (or
                                                              ---
$   per share). The per share price equals 70% of our current market price of
 --
our common stock determined by averaging the closing price of our common stock on the American Stock Exchange for the five trading days immediately preceding the commencement of our offering.

Determination of Subscription Price

          Our board of directors set all of the terms and conditions of the rights offering, including the subscription price. In establishing the subscription price, our board of directors considered the following factors:

     .    strategic alternatives for capital raising,

     .    the market price of our common stock,

     .    our negotiations with Lyford as standby purchaser,

     .    the pricing of similar transactions,

     .    the amount of proceeds desired,

     .    our business prospects, and

     .    general conditions in the securities markets.

     We determined the 30% discount to our current market price during negotiations with Lyford for their Standby Commitment and after taking into account the preceding factors. The subscription price does not necessarily bear any relationship to our past or expected future results of operations, cash flows, current financial condition, or any other established criteria for value. No change will be made to the cash subscription price by reason of changes in the trading price of our common stock prior to the closing of the rights offering.

     We did not seek or obtain any opinion of financial advisors or investment bankers in establishing the subscription price for the offering. You should not consider the subscription price as an indication of the value of Harken or our common stock. We cannot assure you that you will be able to sell shares purchased during this offering at a price equal to or greater than the
subscription price. On                , 2003, the last reported sale price of
                       ---------------
our common stock was $          per share. See "Risk Factors" on page   .
                      ---------                                       --

Expiration Date, Extensions and Termination

          You may exercise your subscription right at any time before 5:00 p.m.,
New York City time, on               , 2003, the expiration date for the rights
                       --------------
offering. However, we may extend the offering period for exercising your subscription rights from time to time in our sole discretion, with such extension not to exceed 30 business days. If you do not exercise your subscription rights before the expiration date, your unexercised subscription rights will be null and void. We will not be obligated to honor your exercise of subscription rights if the Subscription Agent receives the documents relating to your exercise after the rights offering expires, regardless of when you transmitted the documents, except when you have timely transmitted the documents under the guaranteed delivery procedures described below.

          We have the sole discretion to extend the expiration date from time to time by giving oral or written notice to the Subscription Agent on or before the scheduled expiration date. If we elect to extend the expiration of the rights offering, we will issue a press release announcing the extension no later than 9:00 a.m., New York City time, on the next business day after the most recently announced expiration date.

          We may unilaterally terminate or withdraw the rights offering until the time the share certificates are actually distributed.

Reasons for the Rights Offering

          In approving the rights offering and recommending the rights offering to our stockholders, our board of directors carefully considered our need for additional capital and several alternative capital raising methods. We have already utilized some of these alternatives, including the sale of certain of Harken's producing domestic properties, the entering into additional long-term borrowing agreements and the attempt to sell portions of our ownership interest in our subsidiary, Global Energy Development PLC. The board of directors also considered the potential change in control caused by the Standby Commitment of Lyford and the dilution of the ownership percentage of our current common stockholders caused by the rights offering. While the ownership percentage of our current common stockholders will decrease because holders of convertible preferred stock will also receive subscription rights, the board of directors considered that the magnitude of this dilution would be subject to, and dependent upon, the decision of each common stockholder whether to subscribe for additional shares in Harken in the rights offering. In addition, the board of directors considered that the rights offering would only occur if a majority of our stockholders approved the transaction. Even if some stockholders other than Lyford exercise their rights, Lyford could still obtain a majority ownership interest pursuant to its Standby Commitment. As a result, Lyford may have the voting power to control the election of our board of directors and the approval of other matters presented for consideration by our stockholders, which could include amendments to our charter, mergers, acquisitions and various corporate governance actions. Our board of directors further considered that [the rights offering was approved by a vote of our stockholders on January 29, 2003.]

          After weighing the factors discussed above and the effect of the rights offering of generating $10 million in additional capital for us, the board of directors believes that the rights offering is the best alternative for capital raising and is in the best interests of our Company and our
stockholders. As described in "Use of Proceeds" on page   , the proceeds of the
                                                        --
rights offering are intended to be used to repay the Lyford Notes and to reduce our convertible debt that matures next year and/or other indebtedness, and to generate additional working capital for our business. To the extent we are unable to reduce our indebtedness due next year prior to its maturity, we will have to pay such notes in cash, redeem the notes by converting them into common stock and/or otherwise restructure the notes. There can be no assurance that we would be successful in restructuring its obligations under the then-outstanding notes, have sufficient authorized shares to redeem such notes, or would have available sufficient funds to pay such notes in cash upon maturity. See "Risk
Factors" on page   .
                 --

          Our board of directors believes that the rights offering will ultimately strengthen our financial condition through generating additional cash, reducing our indebtedness, and increasing our stockholders' equity. See
"Use of Proceeds" on page    and "Capitalization" on page   . However, our board
                          --                              --
of directors is not making any recommendation as to whether you should exercise your subscription rights.

Standby Commitment of Lyford

          On September 6, 2002, we entered into a standby purchase agreement with Lyford that defines our rights and obligations, and the rights and obligations of Lyford, with respect to Lyford's Standby Commitment. This agreement was amended on November 22, 2002. The following description of the standby purchase agreement does not purport to be complete. A copy of the standby purchase agreement, as amended, has been filed as an exhibit to the registration statement (File No. 333-99579) of which this prospectus forms a part. We urge you to carefully read that entire agreement, as amended.

          The principal of Lyford is Phyllis Quasha, who's son, Alan G. Quasha, is a former member of our board of directors and the former Chairman of Harken. Since Mr. Quasha's resignation from our board of directors in 1994, Mr. Quasha has continued to be a stockholder of Harken for a period of time. Prior to entering into the standby purchase agreement, Lyford and its affiliates owned no shares of our common stock. However an affiliate of Lyford purchased shares in our subsidiary, Global Energy Development PLC, during that subsidiary's March 2002 offering at the offering price. These shares are listed on the AIM Exchange in London. Harken proposed the standby purchase agreement to Lyford in early Summer 2002, and such negotiations were finalized during September 2002. Lyford agreed to enter into the standby purchase agreement after considering: (i) the Lyford Notes, plus accrued interest, must be prepaid from proceeds from sales of our common stock, including the proceeds from the rights offering; (ii) its existing investment in Global Energy Development PLC; and (iii) the additional common stock to be received as a Standby Commitment Fee (as defined below).

          The standby purchase agreement obligates us to sell, and requires Lyford to subscribe for and purchase from us, a number of shares of common stock equal to the Shortfall divided by the subscription price per share. The "Shortfall" is the amount by which $10,000,000 exceeds the aggregate subscription price to be paid by our stockholders who subscribe for and purchase shares in the offering.

          As compensation to Lyford for its Standby Commitment, we paid Lyford a Standby Commitment Fee of $600,000 by issuing 1,714,286 shares of common stock to Lyford (the "Standby Commitment Fee Shares"), with each such share being attributed a value of $0.35. We have also paid Lyford $50,000 in cash for its legal fees in connection with this offering.

          We will notify Lyford if the rights offering will not occur, was not approved by the stockholders or was terminated by us. In such an event, the standby purchase agreement will terminate, except for certain provisions regarding indemnification and Lyford's right to retain one-half of the Standby Commitment Fee Shares. Within 30 days from the termination date, Lyford will either (i) return the other half of the Standby Commitment Fee Shares to us, or
(ii) retain all of the Standby Commitment Fee Shares and remit to us $300,000. If Lyford does not close its Standby Commitment due to our not satisfying certain of the conditions precedent and we have not terminated the rights offering, Lyford is entitled to retain the entire Standby Commitment Fee.

          The obligation of Lyford to exercise its Standby Commitment will be subject to the following conditions:

          . the registration statement, of which this prospectus forms a part, must be declared effective, and no stop order suspending the effectiveness of the registration statement has been issued and no proceedings for that purpose have been instituted or threatened,

          . we have provided a certificate to Lyford, certifying, among other things, that:

               . our representations and warranties in the standby purchase agreement were true on the date we signed the agreement and are true on the closing date of the Standby Commitment,

               . we have complied with all the agreements and satisfied all the conditions on our part to be performed or satisfied at or prior to the execution of the agreement or the closing date of the Standby Commitment, as applicable,

               . there is no stop order in effect (or, to our knowledge, threatened) with respect to the registration statement, and

               . there has been no material adverse change in our (and our subsidiaries') condition (financial or other), earnings, business, business prospects or properties, whether or not arising from transactions in the ordinary course of business,

          . there has not been any change, or any development involving a prospective change, in or affecting our business (including the results of operations or management) or our properties (including our subsidiaries) the effect of which is, in the reasonable judgment of Lyford, so material and adverse as to make it impractical or inadvisable to proceed with the offering or the delivery of the common stock,

          . we must mail the subscription certificates for the rights in a timely fashion,

          . we must advise Lyford from time to time as to the number of shares subscribed for and the number of unsubscribed shares, along with any other information requested by Lyford, and

          . trading in the common stock has not been suspended by the SEC or the American Stock Exchange, or trading in securities generally on the American Stock Exchange has not been suspended or limited.

In the event that Lyford does not close its Standby Commitment, we intend to still consummate the rights offering.

          Under the terms of the standby purchase agreement, we agreed to indemnify Lyford and its members against claims and liabilities arising out of or based upon any untrue statement or alleged untrue statement of any material fact contained in this prospectus, the registration statement of which it forms a part, any amendment or supplement thereto, or claims and liabilities arising out of the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading. We also agreed to reimburse Lyford and its members for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such actions or claims asserting liabilities against them.

          On July 15, 2002 and August 29, 2002, we borrowed an aggregate principal amount of $5 million from Lyford in exchange for the issuance of the Lyford Notes. The Lyford Notes provided that the principal was to be repaid in two installments, consisting of a payment of $3 million due on July 15, 2005 and a payment of $2 million due on August 29, 2005. Interest on the Lyford Notes was to be paid quarterly, at the rate of 10% per annum, beginning December 15, 2002 and was to continue until all principal and interest was paid in full. The Lyford Notes are unsecured. Under the terms of the Lyford Notes, we are generally required to use 60% of the net proceeds of any sale of our common stock for cash to repay the Lyford Notes within 30 days after our receipt of such proceeds. Upon the consummation of this offering we are required to repay to Lyford the entire unpaid principal and accrued interest due under the Lyford Notes pursuant to Lyford's Standby Commitment. In purchasing shares pursuant to its Standby Commitment, Lyford is entitled to offset an amount to satisfy the Lyford Notes without any further subsequent action or approval from Harken. Even if Lyford does not close its Standby Commitment, we are required to use 60% of the net proceeds of the rights offering to repay the Lyford Notes within 30 days of our receipt of such proceeds.

          In connection with the Lyford Notes, Lyford received warrants to purchase 7,000,000 shares of our subsidiary, Global Energy Development PLC, at a price of 50 pence per share. These warrants expire in 2005. As of December 2, 2002, 2002, Lyford owned 1,714,286 shares of our common stock, and affiliates of Lyford do not own any shares of our common stock.

          Depending on the total amount of shares purchased in the offering by our stockholders, Lyford may purchase up to all of the shares of our common stock available in this offering pursuant to its subscription rights received as a stockholder and its Standby Commitment. If our other stockholders purchase all of the shares offered for sale, Lyford will not purchase any shares pursuant to its Standby Commitment (other than pursuant to the rights that
Lyford may exercise as a stockholder) and could own up to   % of the common
                                                          --
stock outstanding. If no stockholders other than Lyford exercise their
subscription rights, Lyford will purchase up to               shares in the
                                                -------------
offering. This amount does not include the Standby Commitment Fee Shares. In
that case, Lyford's ownership interest could be approximately    %, and the
                                                              ---
ownership interest of the outstanding remaining stockholders could decrease to
approximately    %. Even if some stockholders other than Lyford exercise their
              ---

rights, Lyford could still obtain a majority ownership interest pursuant to its Standby Commitment. As a result, Lyford may have the voting power to control the election of our board of directors and the approval of other matters presented for consideration by the stockholders, which could include amendments to our charter, mergers, acquisitions and various corporate governance actions.

          Lyford has advised us that it does not intend to resell any shares of common stock, including any shares acquired in the rights offering, but rather intends to retain such shares for investment purposes. Lyford has advised us that it does not currently have any plans or proposals with respect to any extraordinary corporate transactions involving Harken or any sale of its assets or any change in our board of directors, management, capitalization, dividend policy, charter or bylaws, or any other change in our business or corporate structure or with respect to the delisting or deregistration of any of our securities. Lyford has also advised us, however, that any determination to retain its interest in Harken will be subject to the continuing evaluation by the individual members of Lyford of pertinent factors related to its investment in Harken. Depending upon the continuing assessment of these factors from time to time, Lyford may change its present intentions and may determine to acquire additional shares of common stock (by means of open market or privately negotiated purchases or otherwise) or to dispose of some or all of the shares of common stock or warrants held by Lyford and its partners. See "Plan of
Distribution" on page   .
                      --

Non-transferability of the Subscription Rights

          Except in the limited circumstances described below, only you may exercise your subscription rights. You may not sell, give away or otherwise transfer your subscription rights.

          Notwithstanding the foregoing, you may transfer your subscription rights to any affiliate of yours and your subscription rights also may be transferred by operation of law; for example, a transfer of subscription rights to the estate of the recipient upon the death of the recipient would be permitted. If the subscription rights are transferred as permitted, evidence satisfactory to us that the transfer was proper must be received by us prior to the expiration date of the rights offering.

Withdrawal and Amendment

          We reserve the right to withdraw or terminate this rights offering at any time for any reason. In the event that this offering is withdrawn or terminated, all funds received from subscriptions by stockholders will be returned. Interest will not be payable on any returned funds.

          We reserve the right to amend the terms of this rights offering. If we make an amendment that we consider significant, we will:

     . mail notice of the amendment to all stockholders of record as of the record date;

     .    extend the expiration date by at least 10 days; and

     . offer all subscribers no less than 10 days to revoke any subscription already submitted.

          The extension of the expiration date will not, in and of itself, be treated as a significant amendment for these purposes.

Method of Subscription - Exercise of Subscription Rights

          You may exercise your subscription rights by delivering the following to the Subscription Agent, at or prior to 5:00 p.m., New York City time, on
              , 2003, the date on which the subscription rights expire:
--------------

     . your properly completed and executed rights certificate with any required signature guarantees or other supplemental documentation; and

     . your full subscription price payment for each share subscribed for under your subscription right.

Certificates for Shares of Common Stock

          As soon as practicable after the expiration of the rights offering and the valid exercise of subscription rights, the Subscription Agent will mail to each exercising subscription rights holder certificates representing shares of our common stock purchased pursuant to the subscription right.

Method of Payment

          Payment for the shares must be made by check or bank draft (cashier's check) drawn upon a United States bank or a money order payable to "American Stock Transfer & Trust Company, as Subscription Agent" or by wire transfer of immediately available funds to the account maintained by the Subscription Agent at the Chase Manhattan Bank, ABA #021000021, Account No. 323-113060. In the case of persons acquiring shares at an aggregate subscription price of $1,000,000 or more, an alternative payment method may be arranged with the Subscription Agent and approved by us.

          Any wire transfer of funds should clearly indicate the identity of the subscriber who is paying the subscription price by the wire transfer. Payment will be deemed to have been received by the Subscription Agent only upon:

     .    receipt and clearance of any uncertified check,

     . receipt by the Subscription Agent of any certified check or bank draft drawn upon a United States bank, any money order or any funds transferred by wire transfers, or

     . receipt of good funds in the Subscription Agent's account designated above.

          Please note that funds paid by uncertified personal check may take at least five business days to clear. Accordingly, if you wish to pay by means of an uncertified personal check, we urge you to make payment sufficiently in advance of the expiration date of the rights offering to ensure that the Subscription Agent receives cleared funds before that date. We also urge you to consider payment by means of a certified or cashier's check or money order.

Delivery of Subscription Materials and Payment

          You should deliver your rights certificate and payment of the subscription price or, if applicable, notices of guaranteed delivery, to the Subscription Agent by mail, by hand or by overnight courier to:

                     American Stock Transfer & Trust Company
                             Attention: Rights Agent
                                 59 Maiden Lane
                              New York, N.Y. 10038

          The Subscription Agent's telephone number is (800)    -    , and its
                                                             --- ----
facsimile number is (718) 234-5001.

          Your delivery to an address other than the address set forth above will not constitute valid delivery.

Guaranteed Delivery Procedures

          If you wish to exercise your subscription rights, but you do not have sufficient time to deliver the rights certificate evidencing your subscription rights to the Subscription Agent on or before the time your subscription rights expire, you may exercise your subscription rights by the following guaranteed delivery procedures:

     . deliver your subscription price payment in full for each share you subscribed for under your subscription rights in the manner set forth
          under "- Delivery of Subscription Materials and Payment" on page    to
                                                                           --
          the Subscription Agent on or prior to the expiration date,

     . deliver the form entitled "Notice of Guaranteed Delivery," substantially in the form provided with the "Instructions as to Use of Harken Energy Corporation Rights Certificates" distributed with your rights certificates at or prior to the expiration date, and

     . deliver the properly completed rights certificate evidencing your subscription rights being exercised and the related nominee holder certification, if applicable, with any required signatures guaranteed, to the Subscription Agent within three business days following the date of your Notice of Guaranteed Delivery.

          Your Notice of Guaranteed Delivery must be delivered in substantially the same form provided with the Instructions as to Use of Harken Energy Corporation Rights Certificates, which will be distributed to you with your rights certificate. Your Notice of Guaranteed Delivery must come from an eligible institution, or other eligible guarantee institutions which are members of, or participants in, a signature guarantee program acceptable to the Subscription Agent.

          In your Notice of Guaranteed Delivery, you must state:

     .    your name,

     . the number of subscription rights represented by your rights certificates and the number of shares of our common stock you are subscribing for under your subscription right, and

     . your guarantee that you will deliver to the Subscription Agent any rights certificates evidencing the subscription rights you are exercising within three business days following the date the Subscription Agent receives your Notice of Guaranteed Delivery.

          You may deliver your Notice of Guaranteed Delivery to the Subscription Agent in the same manner as your rights certificates at the address set forth
above under "- Delivery of Subscription Materials and Payment" on page   . You
                                                                       --
may alternatively transmit your Notice of Guaranteed Delivery to the Subscription Agent by facsimile transmission (Facsimile No.: (718) 234-5001). To confirm facsimile deliveries, you may call (718) 921-8237.

          The Subscription Agent will send you additional copies of the form of Notice of Guaranteed Delivery if you need them. Please call (718) 921-8237 to request any copies of the form of Notice of Guaranteed Delivery.

No Revocation

          Once you have exercised your subscription rights, you may not revoke your exercise. Subscription rights not exercised prior to the expiration date of the rights offering will expire.

Calculation of Subscription Rights Exercised

          If you do not indicate the number of subscription rights being exercised, or do not forward full payment of the total subscription price for the number of subscription rights that you indicate are being exercised, then you will be deemed to have exercised your subscription right with respect to the maximum number of subscription rights that may be exercised with the aggregate subscription price payment you delivered to the Subscription Agent. If we do not apply your full subscription price payment to your purchase of shares of our common stock, we will return the excess amount to you by mail without interest or deduction as soon as practicable after the expiration date of the rights offering.

Your Funds Will be Held by the Subscription Agent Until Shares of Common Stock are Issued

          The Subscription Agent will hold your payment of the subscription price payment in a segregated account with Chase Manhattan Bank with other payments received from other rights holders until we issue your shares to you. If the rights offering is not completed, the Subscription Agent will return promptly, without interest, all subscription payments.

Signature Guarantee May be Required

          Your signature on each rights certificate must be guaranteed by an eligible institution such as a member firm of a registered national securities exchange or a member of the National Association of

Securities Dealers, Inc., or from a commercial bank or trust company having an office or correspondent in the United States, subject to standards and procedures adopted by the Subscription Agent, unless:

     . your rights certificate provides that shares are to be delivered to you as record holder of those subscription rights, or

     .    you are an eligible institution.

Notice to Beneficial Holders

          If you are a broker, a trustee or a depositary for securities who
holds shares of our common stock for the account of others on               ,
                                                              --------------
2003, the record date for the rights offering, you should notify the respective beneficial owners of such shares of the rights offering as soon as possible to find out their intentions with respect to exercising their subscription rights. You should obtain instructions from the beneficial owner with respect to the subscription rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the appropriate rights certificates and submit them to the Subscription Agent with the proper payment. If you hold shares of our common stock for the account(s) of more than one beneficial owner, you may exercise the number of subscription rights to which all such beneficial owners in the aggregate otherwise would have been entitled had they been direct record holders of our common stock on the record date for the rights offering, provided that, you, as a nominee record holder, make a proper showing to the Subscription Agent by submitting the form entitled "Nominee Holder Certification" which we will provide to you with your rights offering materials.

Beneficial Owners

          If you are a beneficial owner of shares of our common stock or will receive your subscription rights through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of this rights offering. If you wish to exercise your subscription rights, you will need to have your broker, custodian bank or other nominee act for you. If you hold certificates of our common stock directly and would prefer to have your broker, custodian bank or other nominee exercise your subscription rights, you should contact your nominee and request it to effect the transaction for you. To indicate your decision with respect to your subscription rights, you should complete and return to your broker, custodian bank or other nominee the form entitled "Beneficial Owners Election Form." You should receive this form from your broker, custodian bank or other nominee with the other rights offering materials. If you wish to obtain a separate rights certificate, you should contact the nominee as soon as possible and request that a separate rights certificate be issued to you.

Instructions for Completing your Rights Certificate(s)

          You should read and follow the instructions accompanying the rights certificate(s) carefully.

          If you want to exercise your subscription rights, you should send your rights certificate(s) with your subscription price payment to the Subscription Agent. Do not send your rights certificate(s) or subscription price payment to us.

          You are responsible for the method of delivery of your rights certificate(s) with your subscription price payment to the Subscription Agent. If you send your rights certificate(s) and subscription price payment by mail, we recommend that you send them by registered mail, properly insured, with return receipt requested. You should allow a sufficient number of days to ensure delivery to the Subscription Agent prior to the time the rights offering expires.

Determinations Regarding the Exercise of your Subscription Rights

          We will decide all questions concerning the timeliness, validity, form and eligibility of your exercise of your subscription rights and our determinations will be final and binding. We, in our sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as we may determine. We may reject the exercise of any of your subscription rights because of any defect or irregularity. We will not receive or accept any subscription until all irregularities have been waived by us or cured by you within such time as we decide, in our sole discretion.

          Neither we nor the Subscription Agent will be under any duty to notify you of any defect or irregularity in connection with your submission of rights certificates, and we will not be liable for failure to notify you of any defect or irregularity. We reserve the right to reject your exercise of subscription rights if your exercise is not in accordance with the terms of the rights offering or in proper form. We will also not accept your exercise of subscription rights if our issuance of shares of our common stock to you could be deemed unlawful under applicable law or is materially burdensome to us.

          If you are given notice of a defect in your subscription, you will have five business days after the giving of notice to correct it. You will not, however, be allowed to cure any defect later than 5:00 p.m., New York City time,
on        , 2003. We will not consider an exercise to be made until all defects
   -------
have been cured or waived.

Regulatory Limitation

          We will not be required to issue to you shares of common stock pursuant to the rights offering if, in our opinion, you would be required to obtain prior clearance or approval from any state or federal regulatory authorities to own or control such shares if, at the time the subscription rights expire, you have not obtained such clearance or approval.

Procedures for DTC Participants

          We expect that your exercise of your subscription rights may be made through the facilities of the Depository Trust Company, or DTC. If your subscription rights are held of record through DTC, you may exercise your subscription rights by instructing DTC to transfer your subscription rights from your account to the account of the Subscription Agent, together with certification as to the aggregate number of subscription rights you are exercising and the number of shares of our common stock you are subscribing for, and your subscription price payment for each share you subscribed for pursuant to your subscription rights.

Foreign or Other Stockholders Located Outside the United States

          Rights certificates will be mailed to rights holders whose addresses are outside the United States or who have an Army Post Office or Fleet Post Office address. To exercise such subscription rights, you must notify the Subscription Agent, and take all other steps that are necessary to exercise your subscription rights, on or prior to the expiration date of the rights offering. If the procedures set forth in the preceding sentence are not followed prior to the expiration date, your subscription rights will expire.

No Board Recommendation

          An investment in shares of our common stock must be made according to each investor's evaluation of its own best interests. Accordingly, our board of directors makes no recommendation to rights holders regarding whether they should exercise their rights.

Shares of Common Stock Outstanding after the Rights Offering

          Upon the issuance of the shares of common stock offered in the rights
offering,          shares of common stock will be issued and outstanding. This
          --------
would represent an approximate   % increase in the number of outstanding shares
                               --
of common stock. Because we are providing rights to holders of our preferred convertible stock, the ownership percentage of common stock that you hold will likely decrease as a result of the rights offering even if you fully exercise
your subscription rights. See "Risk Factors" on page   .
                                                     --

Effects of Rights Offering on our Stock Option Plans and Other Convertible Securities

          As of December 2, 2002, there were outstanding options to purchase approximately 1.5 million shares of common stock issued or committed to be issued pursuant to stock options granted by Harken. None of the outstanding options have anti-dilution or other provisions of adjustment to exercise price or number of shares which will be automatically triggered by the rights offering. Each outstanding and unexercised option will remain unchanged and will be exercisable for the same number of shares of common stock and at the same
exercise price as before the rights offering. Further, as of            , we may
                                                             -----------
be required to issue approximately     million shares of common stock pursuant
                                   ---
to securities exercisable or convertible into shares of common stock. These securities have anti-dilution or other provisions of adjustment to exercise price or number of shares which will be automatically triggered by the rights offering.

Other Matters

          We are not making this rights offering in any state or other jurisdiction in which it is unlawful to do so, nor are we selling or accepting any offers to purchase any shares of our common stock from rights holders who are residents of those states or other jurisdictions. We may delay the commencement of the rights offering in those states or other jurisdictions, or change the terms of the rights offering, in order to comply with the securities law requirements of those states or other jurisdictions. We may decline to make modifications to the terms of the rights offering requested by those states or other jurisdictions, in which case, if you are a resident in those states or jurisdictions you will not be eligible to participate in the rights offering.

Fees and Expenses

          We will pay all fees charged by the Subscription Agent. You are responsible for paying any other commissions, fees, taxes or other expenses incurred in connection with the exercise of the subscription rights. Neither Harken nor the Subscription Agent will pay such expenses.

Issuance of Stock Certificates

          Stock certificates for shares purchased in this rights offering will be issued as soon as practicable after the expiration date. Our Subscription Agent, American Stock Transfer & Trust Company, will deliver subscription payments to us only after consummation of this rights offering and the issuance of stock certificates to our stockholders that exercised rights. Unless you instruct otherwise in your subscription certificate form, shares purchased by the exercise of subscription rights will be registered in the name of the person exercising the rights.

Subscription Agent

          We have appointed American Stock Transfer & Trust Company as Subscription Agent for the rights offering. We will pay the fees and certain
expenses of the Subscription Agent, which we estimate will total $             .
                                                                  -------------
Under certain circumstances, we may indemnify the Subscription Agent from certain liabilities that may arise in connection with the rights offering.

                                    Important

          Please carefully read the instructions accompanying the subscription certificate and follow those instructions in detail. Do not send subscription certificates directly to us. You are responsible for choosing the payment and delivery method for your subscription certificate, and you bear the risks associated with such delivery. If you choose to deliver your subscription certificate and payment by mail, we recommend that you use registered mail, properly insured, with return receipt requested. We also recommend that you allow a sufficient number of days to ensure delivery to the Subscription Agent
and clearance of payment prior to               , 2003. Because uncertified
                                  --------------
personal checks may take at least five business days to clear, we strongly urge you to pay, or arrange for payment, by means of certified or cashier's check or money order.

If You Have Questions

          If you have questions or need assistance concerning the procedure for exercising subscription rights, or if you would like additional copies of this prospectus, the Instructions as to the Use of Harken Energy Corporation Rights Certificates or the Notice of Guaranteed Delivery, you should contact either the Subscription Agent or Harken at the following addresses and telephone numbers:

                     American Stock Transfer & Trust Company
                             Attention: Rights Agent
                                 59 Maiden Lane
                              New York, N.Y. 10038
                           Telephone: (800)    -
                                            --- ----

                                       or

                            Harken Energy Corporation
                     580 WestLake Park Boulevard, Suite 600
                              Houston, Texas 77079

                          Attention: A. Wayne Hennecke
                                 (281) 504-4000

              CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

          The following discussion is a summary of certain U.S. federal income tax consequences of the rights offering to holders of common stock, Series G1 preferred stock and Series G2 preferred stock who hold such stock as a capital asset for federal income tax purposes. This discussion is based on laws, regulations, rulings and decisions in effect on the date of this prospectus, all of which are subject to change (possibly with retroactive effect) and to differing interpretations. This discussion applies only to holders who are U.S. persons, which is defined as a citizen or resident of the United States, a domestic partnership, a domestic corporation, any estate (other than a foreign estate), and any trust so long as a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust. Generally, for federal income tax purposes an estate is classified as a "foreign estate" based on the location of the estate assets, the country of the estate's domiciliary administration, and the nationality and residency of the domiciliary personal representative.

          This discussion does not address all aspects of federal income taxation that may be relevant to holders in light of their particular circumstances or to holders who may be subject to special tax treatment under the Internal Revenue Code of 1986, as amended, including, options or warrants, holders who are dealers in securities or foreign currency, foreign persons (defined as all persons other than U.S. persons), insurance companies, tax-exempt organizations, banks, financial institutions, broker-dealers, holders who hold stock as part of a hedge, straddle, conversion or other risk reduction transaction, or who acquired stock pursuant to the exercise of compensatory stock options or warrants or otherwise as compensation.

          We have not sought, and will not seek, an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of the rights offering or the related share issuance. The following summary does not address the tax consequences of the rights offering or the related share issuance under foreign, state, or local tax laws. Accordingly, we urge each holder of common stock, Series G1 preferred stock and Series G2 preferred stock to consult his own tax advisor with respect to the particular tax consequences of the rights offering or the related share issuance to such holder.

Holders of Common Stock

          The federal income tax consequences to a holder of common stock on the receipt of subscription rights under the rights offering should be as follows:

     . A holder should not recognize taxable income for federal income tax purposes in connection with the receipt of subscription rights in the rights offering.

     . Except as provided in the following sentence, the tax basis of the subscription rights received by a holder in the rights offering should be zero. If either (a) the fair market value of the subscription rights on the date such subscription rights are distributed is equal to 15% or greater of the fair market value on such date of the common stock with respect to which the subscription rights are received or
          (b) the holder irrevocably elects, by attaching a statement to its federal income tax return for the taxable year in which the subscription rights are received, to allocate part of the tax basis of such common stock to the subscription rights, then upon exercise of the subscription rights, the holder's tax basis in the common stock should be allocated between the common stock and the subscription rights in proportion to their respective fair market values on the date the subscription rights are distributed. A holder's holding period for the subscription rights received in the rights offering should include the holder's holding period for the common stock with respect to which the subscription rights were received.

     . A holder who allows the subscription rights received in the rights offering to expire should not recognize any gain or loss, and the tax basis of the common stock owned by such holder with respect to which such subscription rights were distributed should be equal to the tax basis of such common stock immediately before the receipt of the subscription rights in the rights offering.

     . A holder should not recognize any gain or loss upon the exercise of the subscription rights received in the rights offering.

     . The tax basis of the common stock acquired through exercise of the subscription rights should equal the sum of the subscription price for the common stock and the holder's tax basis, if any, in the subscription rights as described above.

     . The holding period for the common stock acquired through exercise of the subscription rights should begin on the date the subscription rights are exercised.

Holders of Series G1 Preferred Stock and Series G2 Preferred Stock

          The federal income tax consequences to a holder of Series G1 or Series G2 preferred stock on the receipt of subscription rights under the rights offering should be as follows:

     . A holder should be treated as receiving a distribution in an amount equal to the fair market value of the subscription rights that it receives.

          . To the extent that the distribution is made out of the Company's earnings and profits, it will be a taxable dividend to the holder. If amount of the distribution received by the holder exceeds the holder's proportionate share of the Company's earnings and profits, the excess will reduce the holder's tax basis in the stock that it holds, and to the extent that the excess is greater than the holder's tax basis in its stock, it will be treated as gain from the sale of the stock. If the holder has held the stock for more than one (1) year, the gain should be treated as long-term capital gain.

     . A holder's tax basis in the subscription rights that it receives should equal the fair market value of the subscription rights on the date of the distribution.

     . The holder's holding period in the subscription rights should begin on the date of the distribution.

     . A holder who allows the subscription rights received in the rights offering to expire should generally recognize a taxable loss. Such loss will be a capital loss if the common stock to which the subscription rights relate would have been a capital asset in the hands of such holder. In the

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

          case of individual holders, if such capital loss is incurred in the same taxable year as the rights offering, it may be used to offset any capital gains or ordinary income recognized upon the distribution of the subscription rights; provided, however, in the case of ordinary income, an individual holder may only offset up to $3,000 of ordinary income against capital losses within a taxable year.

     . A holder should not recognize any gain or loss upon the exercise of the subscription rights received in the rights offering.

     . The tax basis of the common stock acquired through exercise of the subscription rights should equal the sum of the subscription price for the common stock and the holder's tax basis in the subscription rights as described above.

     . The holding period for the common stock acquired through exercise of the subscription rights should begin on the date the subscription rights are exercised.

                 PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

Price Range of Common Stock

          Since March 18, 1991, Harken common stock has been listed on the American Stock Exchange and traded under the symbol "HEC."

          The following table sets forth, for the periods indicated, the reported high and low closing sales prices of Harken common stock on the American Stock Exchange Composite Tape, as restated for the effect of the one-for-ten reverse stock split effected on November 7, 2000.

                                                    Prices
                                                --------------
Year                 Quarter Ended               High     Low
----                 -------------              ------   -----
2000   March 31..............................   $15.00   $6.25
       June 30...............................    10.00    5.63
       September 30..........................     9.38    6.25
       December 31...........................     6.88    2.38

2001   March 31..............................   $ 6.97    3.05
       June 30...............................     3.59    2.27
       September 30..........................     2.39    1.50
       December 31...........................     1.75    0.86

2002   March 31..............................   $ 1.28   $0.88
       June 30...............................     0.90    0.36
       September 30 .........................     0.47    0.25
       December 31...........................       --      --

Dividends

          Harken has not paid any cash dividends on common stock since its organization and it is not contemplated that any cash dividends will be paid on shares of common stock in the foreseeable future.

                          DESCRIPTION OF CAPITAL STOCK

Common Stock

          Our Certificate of Incorporation (as amended, the "Certificate of Incorporation") authorizes the issuance of 225,000,000 shares of common stock, par value $0.01 per share. As of December 2, 2002, there were 24,850,293 shares of common stock issued and held of record by approximately 19,000 stockholders. As of such date, there were 595,400 shares of common stock held in the treasury.

          Our annual meetings of stockholders are held on the third Monday in June of each year at 2:00 p.m., Central Standard Time (or on the next secular day if a legal holiday), unless another day or hour is named in the notice of the annual meeting. Special meetings of our stockholders may be called by the chairman of our board of directors, our president or our secretary at the written request of a majority of the board of directors or stockholders owning at least 10% of our entire capital stock issued and outstanding and entitled to vote. The holders of a majority of the our stock issued and outstanding and entitled to vote, present in person or represented by proxy, constitute a quorum at all meetings of stockholders, unless otherwise specified in our certificate of incorporation, as amended, or the General Corporation Law of the State of Delaware.

          Each issued and outstanding share of common stock entitles the holder thereof to one vote on all matters submitted to a vote of stockholders. The Certificate of Incorporation permits cumulative voting of shares for any election of directors, however, it does not permit preemptive rights to stockholders to acquire additional shares. The Certificate of Incorporation makes no provisions with respect to subscription or conversion rights, redemption privileges, or sinking funds with respect to shares of common stock. The common stock presently issued and outstanding is fully paid and non-assessable.

          The number of directors constituting the full board of directors of Harken has been established as nine, in accordance with our Bylaws. The Certificate of Incorporation provides that the number of directors be divided into Classes A, B and C, with staggered terms of three years each. The Class A, B and C terms expire in 2003, 2004 and 2005, respectively. Each of the Class A, B and C directorships consists of three positions. As noted above, the holders of common stock are entitled to cumulate their votes in the election of directors by voting the total number of shares of common stock held by them multiplied by the number of directors to be elected. Because our board of directors is divided into classes, Harken's stockholders do not have the ability to cumulate their vote with respect to the entire number of board members at each annual meeting, but only with respect to the number of nominees for the particular class of directors to be elected. Further, the classification of our board of directors could create impediments or otherwise discourage persons from attempting to gain control of Harken because the director terms do not all expire at the same time, thereby making it difficult to replace all of the directors at any one annual meeting. Further, as a result of stockholders having the right to cumulate their votes in the election of directors, minority stockholders might be able to elect at least one director in an election for directors for a particular class, which also might impede or otherwise discourage persons attempting to gain control of Harken.

     Upon liquidation, dissolution or winding up of our affairs, holders of common stock are entitled to receive pro rata all of our assets available for distribution to stockholders, after payment of any liquidation preference on any preferred stock outstanding at the time. Subject to the rights of holders of Preferred Stock (as defined below), dividends on the common stock may be paid if, as and when declared by the board of directors out of funds legally available therefor. Harken does not anticipate declaring or paying any cash dividend on the common stock in the foreseeable future.

Authorized Preferred Stock

          Series G1 Preferred Stock

     On August 25, 2000, our board of directors approved the authorization and issuance of up to 700,000 shares of a new series of convertible preferred stock. The Series G1 Convertible Preferred Stock (the "Series G1 Preferred"), 158,155 shares of which were issued in October 2000 and 325,150 shares of which were issued in May 2001, has a liquidation value of $100 per share, 158,155 shares of and is convertible at the holder's option into common stock at a conversion price of $12.50 per share, subject to adjustment in certain circumstances (the "Series G1 Preferred Conversion Price"). The Series G1 Preferred is also convertible by us into shares of common stock if for any period of twenty consecutive trading days, the average of the closing prices of common stock during such period has equaled or exceeded the Target Price. The Target Price is initially defined as the Series G1 Preferred Conversion Price multiplied by 110% (or $13.75 per share of common stock) and is reduced by an additional $1.10 per share on each anniversary of the closing date, but not less than a minimum Target Price of $8.10 per share of common stock. The holders of Series G1 Preferred have no voting rights except as required by law, in which case they are entitled to one vote per share, and there are no preemptive rights associated with the Series G1 Preferred.

     The Series G1 Preferred holders shall be entitled to receive dividends at an annual rate equal to $8 per share when, as and if declared by our board of directors. All dividends on the Series G1 Preferred are cumulative and payable semi-annually in arrears, payable on June 30 and December 30. At our option, dividends may also be payable in common stock at $12.50 per share of our common stock. We also may redeem the Series G1 Preferred in whole or in part for cash at any time at $100 per share plus any accrued and unpaid dividends. In addition, on or after June 1, 2004, we may further elect, in any six-month period, to redeem up to 50% of the outstanding Series G1 Preferred with shares of common stock valued at an average market price, and using a redemption value of the Series G1 Preferred that includes a 5% to 10% premium based on our market capitalization at the time of redemption. As of December 2, 2002, there were 402,688 shares of Series G1 Preferred outstanding.

          Series G2 Preferred Stock

     In July 2001, we issued 95,800 shares of its Series G2 Convertible Preferred Stock (the "Series G2 Preferred"), in exchange for our 5% Notes due May 26, 2002, in the face amount of $9,580,000. Our board of directors approved the authorization and issuance of up to 400,000 shares of Series G2 Preferred, which has a liquidation value of $100 per share, and is convertible at the holder's option into common stock at a conversion price of $3.00 per share, subject to adjustment in certain circumstances (the "Series G2 Preferred Conversion Price"). The Series G2 Preferred is also convertible by us into shares of our common stock if for any period of twenty consecutive calendar days, the average of the closing prices of our common stock during such period shall have equaled or exceeded $3.75 per share. The holders of

Series G2 Preferred have no voting rights except as required by law, in which case they are entitled to one vote per share, and there are no preemptive rights associated with the Series G2 Preferred.

          The Series G2 Preferred holders shall be entitled to receive dividends at an annual rate equal to $8 per share when, as and if declared by our board of directors. All dividends on the Series G2 Preferred are cumulative and payable semi-annually in arrears, payable on June 30 and December 30. At our option, dividends may also be payable in common stock at $3.00 per share of our common stock. We may also redeem the Series G2 Preferred in whole or in part for cash at any time at $100 per share plus any accrued and unpaid dividends. In addition, on or after June 1, 2004, we may further elect, in any six month period, to redeem up to 50% of the outstanding Series G2 Preferred with shares of common stock valued at an average market price, and using a redemption value of the Series G2 Preferred that includes a 5% to 10% premium based on our market capitalization at the time of redemption. As of December 2, 2002, there were 93,150 shares of Series G2 Preferred outstanding.

          Series E Junior Participating Preferred Stock

          On April 6, 1998, for purposes of the Rights Agreement (discussed below), our board of directors approved the authorization and issuance of up to 175,000 shares of Series E Junior Participating Preferred Stock, par value $1 per share (the "Series E Preferred Stock"). As of December 2, 2002, there were no shares of Series E Preferred Stock outstanding.

          Each share of Series E Preferred Stock will be entitled to a minimum preferential quarterly dividend payment of $10 per share and will be entitled to an aggregate dividend of 1,000 times the dividend declared per share of our common stock. In the event of a liquidation, dissolution or winding up of Harken, the holders of the Series E Preferred Stock will be entitled to a minimum preferential liquidation payment of $1,000 per share (plus any accrued but unpaid dividends) and will be entitled to an aggregate payment of 1,000 times the payment made per share of our common stock. Each share of Series E Preferred Stock will have 1,000 votes and will vote together with the common stock. In the event of any merger, consolidation or other transaction in which outstanding shares of our common stock are converted or exchanged, each share of Series E Preferred Stock will be entitled to receive 1,000 times the amount received per share of common stock. These rights are protected by customary anti-dilution provisions. Because of the nature of the Series E Preferred Stock's dividend, liquidation and voting rights, the value of the one one-thousandth interest in a share of Series E Preferred Stock purchasable upon exercise of each Right should approximate the value of one share of common stock.

          Shares of the Series E Preferred Stock may be purchased pursuant to the terms and conditions of the Rights Agreement.

Rights Plan

          On April 6, 1998, our board of directors adopted a stockholder rights plan and declared a dividend of one preferred share purchase right (a "Right") for each outstanding share of common stock. The dividend was paid on April 17, 1998 to our stockholders of record on that date. For each share of common stock received by a stockholder in this rights offering, the stockholder will also receive one Right. Each Right entitles the holder to purchase from us one one-thousandth of a share of Series E Preferred Stock at a price of $35.00, subject to adjustment as set forth in the Rights Agreement (defined below). The Rights will expire on April 6, 2008.

          The Rights will be exercisable only if a person or group (an "Acquiring Person") acquires beneficial ownership of 15% or more of our common stock (with certain exceptions) or commences a tender or exchange offer to acquire a total of 15% or more of our common stock. These Rights have certain anti-takeover effects and may cause substantial dilution to any such person or group that attempts to acquire Harken. Accordingly, the existence of the Rights may deter certain acquirors from making takeover proposals or tender offers. However, the Rights should not interfere with any merger or other business combination approved by our board of directors since the board of directors may, at its option, at any time prior to the Rights becoming exercisable, redeem all but not less than all the then outstanding Rights at $0.01 per Right.

          The exercise price of the Rights, the number and kind of securities for which the Rights are exercisable, and the number of Rights are subject to adjustment in certain circumstances, including the following scenarios:

     . In the event that Harken is acquired in a merger or other business combination transaction, or 50% or more of its consolidated assets or earning power are sold, proper provisions will be made so that each holder of a Right (other than Rights beneficially owned by an Acquiring Person which will have become void) will thereafter have the right to receive upon the exercise of a Right that number of shares of common stock of the person with whom Harken has engaged in the foregoing transaction (or its parent) which at the time of such transaction have a market value of two times the exercise price of the Right.

     . At any time after any person or group becomes an Acquiring Person and prior to the earlier of one of the events described in the previous paragraph or the acquisition by such Acquiring Person of 50% or more of the outstanding shares of common stock, the board of directors of Harken may exchange the Rights (other than Rights owned by such Acquiring Person which will have become void), in whole or in part, for shares of common stock or Series E Preferred Stock (or a series of Harken's preferred stock having equivalent rights, preferences and privileges), at an exchange ratio of one share of common stock, or a fractional share of Series E Preferred Stock (or other preferred stock) equivalent in value thereto, per Right.

          The Rights trade in tandem with our common stock on the American Stock Exchange until they become exercisable. Once becoming exercisable, the Rights will trade separate from the common stock and may be exchanged under the terms of the Rights Plan for preferred stock or other securities as may be determined by the our board of directors at that time.

          The description and terms of the Rights are set forth in a Rights Agreement, dated April 6, 1998, as amended, between Harken and American Stock Transfer & Trust Company, as successor rights agent (the "Rights Agreement"). For so long as the Rights are redeemable, Harken may amend the Rights Agreement in any manner except with respect to the redemption price. After the Rights are no longer redeemable, Harken may, except with respect to the redemption price, amend the Rights Agreement in any manner that does not adversely affect the interests of holders of the Rights.

          A copy of the Rights Agreement is filed as an exhibit to our Current Report on Form 8-K dated April 6, 1998, which is incorporated by reference to this prospectus. The rights and privileges of the

Series E Preferred Stock are set forth in the form of Certificate of Designation which is an exhibit to the Rights Agreement.

          Our board of directors has amended the Rights Agreement to allow for an exemption from the definition of "Acquiring Person" for persons who become holders of 15% or more of our common stock as a result of (i) holding the 5% European Notes or the Benz Notes or any shares issued upon conversion, exchange or redemption of such notes and (ii) rights to subscribe or the purchase of common stock in connection with the rights offering and the Standby Commitment; until such person, while the beneficial holder of 15% or more of our common stock becomes the beneficial owner of additional shares of common stock consisting of 1% or more of the then outstanding shares of common stock. These amendments to the Rights Agreement are filed as exhibits to the registration statement of which this prospectus forms a part.

          The foregoing description of the Rights does not purport to be complete. We urge you to carefully read the Rights Agreement, the Certificate of Designation for the Series E Preferred Stock and the amendments to the Rights Agreements in their entirety.

Transfer Agent and Registrar

          The transfer agent and registrar for the common stock and preferred stock is American Stock Transfer & Trust Company, and its address is 59 Maiden Lane, Plaza Level, New York, New York 10038.

Reports to Stockholders

          Harken furnishes its stockholders with annual reports containing audited financial statements and such other periodic reports as Harken may determine to be appropriate or as may be required by law. Copies of any such recent reports are available upon request from American Stock Transfer & Trust Company.

                              PLAN OF DISTRIBUTION

          We are offering shares of our common stock directly to you pursuant to this rights offering. We have not employed any brokers, dealers or underwriters (other than arranging the Standby Commitment of Lyford) in connection with the solicitation or exercise of subscription rights in this rights offering and no commissions, fees or discounts will be paid in connection with it. Certain of our officers and other employees may solicit responses from you, but such officers and other employees will not receive any commissions or compensation for such services other than their normal employment compensation.

          If any shares of common stock remain unsubscribed after the rights offering, Lyford has agreed to purchase all such shares at the subscription price pursuant to its Standby Commitment. Depending on the total amount of shares purchased in the offering by our stockholders other than Lyford, Lyford
may purchase up to        shares of our common stock pursuant to its
                   ------
subscription rights received as a stockholder and its Standby Commitment. The principal of Lyford is Phyllis Quasha, who's son, Alan G. Quasha, is a former member of our board of directors and the former Chairman of Harken. Since Mr. Quasha's resignation from our board of directors in 1994, Mr. Quasha has continued to be a stockholder of Harken for a period of time. Prior to entering into the standby purchase agreement, Lyford and its affiliates owned no shares of our common stock. However an affiliate of Lyford purchased shares in our subsidiary, Global Energy Development PLC, during that subsidiary's March 2002 offering at the offering price. For additional details regarding Lyford's Standby Commitment. See "The Rights Offering -
Standby Commitment of Lyford" on page   .
                                      --

          Lyford has advised us that it does not intend to resell any shares of common stock acquired in the offering, but rather intends to retain such shares for investment purposes. Lyford has advised us that it does not currently have any plans or proposals with respect to any extraordinary corporate transactions involving Harken or any sale of its assets or any change in its board of directors, management, capitalization, dividend policy, charter or bylaws, or any other change in its business or corporate structure or with respect to the delisting or deregistration of any of its securities. Lyford has also advised us, however, that any determination to retain its interest in Harken will be subject to the continuing evaluation by the individual members of Lyford of pertinent factors related to its investment in us. Depending upon the continuing assessment of these factors from time to time, Lyford may change its present intentions and may determine to acquire additional shares of common stock (by means of open market or privately negotiated purchases or otherwise) or to dispose of some or all of the shares of common stock or warrants held by Lyford and its partners.

          On July 15, 2002 and August 29, 2002, we borrowed an aggregate principal amount of $5,000,000 from Lyford in exchange for the issuance of the Lyford Notes. The Lyford Notes provided that the principal was to be repaid in two installments, consisting of a payment of $3,000,000 due on July 15, 2005 and a payment of $2,000,000 due on August 29, 2005. Interest on the promissory notes was to be paid quarterly, at the rate of 10% per annum, beginning December 15, 2002 and was to continue until all principal and interest was paid in full. The Lyford Notes are unsecured. Under the terms of the Lyford Notes, we are generally required to use 60% of the net proceeds of any sale of our common stock for cash to repay the Lyford Notes within 30 days after our receipt of such proceeds. Upon the consummation of this offering we are required to repay to Lyford the entire unpaid principal and accrued interest due under both the promissory notes pursuant to Lyford's Standby Commitment. In purchasing shares pursuant to its Standby Commitment, Lyford is entitled to offset an amount to satisfy the Lyford Notes without any further subsequent action or approval from Harken. Even if Lyford does not close its Standby Commitment, we are required to use 60% of the net proceeds of the rights offering to repay the Lyford Notes within 30 days of our receipt of such proceeds. See "The Rights Offering -
Standby Commitment of Lyford" on page   .
                                      --

          In connection with the Lyford Notes, Lyford has warrants to purchase 7,000,000 shares of our subsidiary, Global Energy Development PLC, at a price of 50 pence per share. These warrants expire in 2005. As of December 2, 2002, 2002, Lyford owned 1,714,286 shares of our common stock, and affiliates of Lyford do not own any shares of our common stock.

          We have agreed to indemnify Lyford against certain liabilities incurred in connection with the offering, including liabilities under the Securities Act of 1933, as amended.

          As compensation to Lyford for its Standby Commitment, we paid Lyford a Standby Commitment Fee of $600,000 by issuing to Lyford the Standby Commitment Fee Shares, with each such share being a tributed a value of $0.35. We have also paid Lyford $50,000 in cash for its legal fees in connection with this offering.

          We will notify Lyford if the rights offering will not occur, was not approved by the stockholders or was terminated by us. In such an event, the standby purchase agreement will terminate (except for certain sections). In such event, Lyford will be entitled to retain one-half of the Standby Commitment Fee Shares. Within 30 days from the termination date, Lyford will either (i) return the other half of the Standby Commitment Fee Shares to us, or (ii) retain all of the Standby Commitment Fee Shares and remit to us $300,000. If Lyford does not close its Standby Commitment due to our not satisfying certain of the conditions precedent and we have not terminated the rights offering, Lyford is entitled to retain the entire Standby Commitment Fee.

          We will pay American Stock Transfer & Trust Company, as Subscription
Agent, a fee of $              plus expenses and also have agreed to indemnify
                 -------------
under certain circumstances the Subscription Agent from any liability they may incur in connection with this rights offering.

          We expect that shares of our common stock received through the exercise of subscription rights will be traded on the American Stock Exchange under the symbol "HEC" as our currently outstanding shares of common stock now trade.

                                  LEGAL MATTERS

          The legality of the common stock offered hereby will be passed upon by the law firm of Baker & McKenzie, Dallas, Texas. The description in this prospectus of the U.S. federal income tax consequence of the rights offering will be passed upon by the law firm of Haynes and Boone, LLP.

                                     EXPERTS

          The consolidated financial statements of Harken Energy Corporation, as amended, at December 31, 2001 and for the year then ended appearing in Harken Energy Corporation's Annual Report on Amendment No. 1 to Form 10-K/A for the year ended December 31, 2001, have been audited by Ernst & Young LLP, independent auditors, and at December 31, 2000, and for each of the two years in the period ended December 31, 2000, by Arthur Andersen LLP, independent auditors, as set forth in their respective reports thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

          Our oil and gas reserves in the United States have been reviewed by our independent reserve engineers, Netherland, Sewell & Associates, Inc., as stated in their report thereon. Harken's disclosures of its domestic oil and gas reserves included in its Amendment No. 1 to Form 10-K/A for the year ending December 31, 2001, have been presented in reliance upon the authority of such firm as experts in petroleum engineering.

          Our oil and gas reserves in Colombia have been reviewed by our independent reserve engineers, Ryder Scott Company, as stated in their report thereon. Harken's disclosures of its oil and gas reserves in Colombia included in its Amendment No. 1 to Form 10-K/A for the year ending December 31, 2001, have been presented in reliance upon the authority of such firm as experts in petroleum engineering.

          We have not been able to obtain, after reasonable efforts, the written consent of Arthur Andersen LLP to us naming it in this prospectus as having certified our consolidated financial statements for the two years ended December 31, 2000, as required by Section 7 of the Securities Act. Accordingly, Arthur Andersen will not have any liability under Section 11 of the Securities Act of 1933 for any false and misleading statements and omissions contained in this prospectus, including the financial statements incorporated by reference, and any claims against Arthur Andersen related to any such false and misleading statements and omissions may be limited.

                       WHERE YOU CAN FIND MORE INFORMATION

          We file reports, proxy statements, and other information with the SEC. Such reports, proxy statements and other information concerning our Company can be read and copied at the SEC's public reference room at 450 Fifth Street, NW, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy statements and other information regarding issuers that file information electronically, including our Company. Our common stock is listed on the American Stock Exchange. These reports, proxy statements and other information can also be read and copied at the offices of the American Stock Exchange at 86 Trinity Place, New York, New York 10006.

          The SEC allows us to "incorporate by reference" the information we file with the SEC. This permits us to disclose important information to you by referencing these filed documents. Any information referenced this way is considered part of this prospectus, and any information filed with the SEC after the date on the cover of this prospectus will automatically be deemed to update and supercede this information. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934, as amended, until all of the securities described in this prospectus are sold:

     . our annual report on Form 10-K for the year ended December 31, 2001, as amended, filed with the SEC on March 29, 2002 and December 20, 2002,

     . our quarterly report on Form 10-Q for the quarter ended March 31, 2002, as amended, filed with the SEC on May 15, 2002 and December 20, 2002,

     . our quarterly report on Form 10-Q for the quarter ended June 30, 2002, as amended, filed with the SEC on August 14, 2002 and December 20, 2002,

     . our quarterly report on Form 10-Q for the quarter ended September 30, 2002, filed with the SEC on November 14,2002,

     . our proxy statement dated December 20, 2002, filed with the SEC on December 20, 2002,

     . our current report on Form 8-K dated August 14, 2002, filed with the SEC on August 14, 2002,

     . our current report on Form 8-K dated December 6, 2002, filed with the SEC on December 10, 2002,

     . our current report on Form 8-K dated December 10, 2002, filed with the SEC on December 20, 2002,

     . the description of our common stock contained in our registration statement on Form 8-A, filed with the SEC on June 1, 1989, including all amendments and reports filed for the purpose of updating such description, and

     . the description of our preferred stock purchase rights as contained in our registration statement on Form 8-A, filed with the SEC on April 7, 1998, including all amendments and reports filed for the purpose of updating such description.

          This prospectus is part of a registration statement filed with the SEC. This prospectus does not contain all the information contained in the registration statement. The full registration statement can be obtained from the SEC. This prospectus contains a general description of our Company and the securities being offered for sale. You should read this prospectus together with the additional information incorporated by reference.

          You can request a copy of any document incorporated by reference in this prospectus, at no cost, by writing or telephoning us at the following:

                            Harken Energy Corporation
                     580 WestLake Park Boulevard, Suite 600
                              Houston, Texas 77079
                          Attention: A. Wayne Hennecke
                            Telephone: (281) 504-4000

                           FORWARD-LOOKING STATEMENTS

          We believe that certain statements contained or incorporated by reference in this prospectus are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are considered prospective. The following statements are or may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995:

     . statements before, after or including the words "may," "will," "could," "should," "believe," "expect," "future," "potential," "anticipate," "intend," "plan," "estimate" or "continue" or the negative or other variations of these words, and

     .    other statements about matters that are not historical facts.

          We may be unable to achieve the future results covered by the forward-looking statements. The statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the future results that the statements express or imply. See "Risk Factors" on page
11. Please do not put undue reliance on these forward-looking statements, which speak only as of the date of this prospectus.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

     The expenses in connection with the registration of the shares of common stock covered by this prospectus are set forth in the following table. All amounts except the registration fee are estimated:

Securities and Exchange Commission registration fee........   $    920
American Stock Exchange listing fee........................     22,500
Printing and engraving expenses............................     25,000
Accounting fees and expenses...............................     15,000
Legal fees and expenses....................................    100,000
Subscription Agent fees and expenses.......................     15,000
Miscellaneous..............................................      5,000
                                                              --------
   Total...................................................   $183,420
                                                              --------

Item 15. Indemnification of Directors and Officers.

     Under Section 145 of the General Corporation Law of the State of Delaware ("Delaware Law"), a Delaware corporation may indemnify its directors, officers, employees and agents against expenses (including attorneys' fees), judgments, fines and settlements in nonderivative suits, actually and reasonably incurred by them in connection with the defense of any action, suit or proceeding in which they or any of them were or are made parties or are threatened to be made parties by reason of their serving or having served in such capacity. Delaware law, however, provides that such person must have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and in the case of a criminal action, such person must have had no reasonable cause to believe his or her conduct was unlawful. Section 145 further provides that in connection with the defense or settlement of any action by or in the right of the corporation, a Delaware corporation may indemnify its directors and officers against expenses actually and reasonably incurred by them if, in connection with the matters in issue, they acted in good faith, in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made with respect to any claim, issue or matter as to which such person has been adjudged liable for negligence or misconduct unless the Court of Chancery or the court in which such action or suit is brought approves such indemnification. Section 145 further permits a Delaware corporation to grant its directors and officers additional rights of indemnification through bylaw provisions and otherwise, and to purchase indemnity insurance on behalf of its directors and officers. Indemnification is mandatory to the extent a claim, issue or matter has been successfully defended.

     Article Ten of our certificate of incorporation and Article VII of our bylaws provide, in general, that we shall indemnify our directors and officers under certain of the circumstances defined in Section 145. We have entered into agreements with each member of our board of directors pursuant to which it will advance to each director costs of litigation in accordance with the indemnification provisions of our Certificate of Incorporation and bylaws.

Item 16. Exhibits.

     4.1      -   Form of certificate representing shares of Harken common stock, par value $.01 per share
                  (filed as Exhibit 1 to Harken's Registration Statement on Form 8-A, File No. 0-9207, filed with the SEC on June 1, 1989 and incorporated by reference herein).
     4.2      -   Certificate of Designations, Powers, Preferences and Rights of Series A Cumulative
                  Convertible Preferred Stock, $1.00 par value, of Harken Energy Corporation (filed as
                  Exhibit 4.1 to Harken's Annual Report on Form 10-K for the fiscal year ended December 31,
                  1989, File No. 0-9207, and incorporated by reference herein).
     4.3      -   Certificate of Designations, Powers, Preferences and Rights of Series B Cumulative
                  Convertible Preferred Stock, $1.00 par value, of Harken Energy Corporation (filed as
                  Exhibit 4.2 to Harken's Annual Report on Form 10-K for the fiscal year ended December 31,
                  1989, File No. 0-9207, and incorporated by reference herein).
     4.4      -   Certificate of the Designations, Powers, Preferences and Rights of Series C Cumulative
                  Convertible Preferred Stock, $1.00 par value of Harken Energy Corporation (filed as
                  Exhibit 4.3 to Harken's Annual Report on Form 10-K for fiscal year ended December 31,
                  1989, File No. 0-9207, and incorporated by reference herein).
     4.5      -   Certificate of the Designations of Series D Preferred Stock, $1.00 par value of Harken
                  Energy Corporation (filed as Exhibit 4.3 to Harken's Quarterly Report on Form 10-Q for the
                  fiscal quarter ended September 30, 1995, File No. 0-9207, and incorporated by reference herein).
     4.6      -   Rights Agreement, dated as of April 6, 1999, by and between Harken Energy Corporation and
                  ChaseMellon Shareholder Services L.L.C., as Rights Agent (filed as Exhibit 4 to Harken's
                  Current Report on Form 8-K dated April 7, 1999, File No. 0-9207, and incorporated by reference herein).
     4.7      -   Amendment to Rights Agreement of April 6, 1999 by and between Harken Energy Corporation and American Stock Transfer and Trust Company, dated June 18, 2002 (filed as Exhibit 4.11 to Harken's Quarterly Report on Form 10-Q for the period ended September 30, 2002, File
                  No. 0-9207, and incorporated by reference herein).
     4.8      -   Amendment to Rights Agreement of April 6, 1999 by and between Harken Energy Corporation and American Stock Transfer and Trust Company, dated August 27, 2002 (filed as Exhibit
                  4.12 to Harken's Quarterly Report on Form 10-Q for the period ended September 30, 2002,
                  File No. 0-9207, and incorporated by reference herein).
     4.9      -   Certificate of Designations of Series E Junior Participating Preferred Stock (filed as
                  Exhibit B to Exhibit 4 to Harken's Current Report on Form 8-K dated April 7, 1999, File
                  No. 0-9207, and incorporated by reference herein).
     4.10     -   Certificate of Designations, Preferences and Rights of Series F Convertible Preferred
                  Stock (filed as Exhibit 4.8 to Harken's Quarterly Report on Form 10-Q for the period ended
                  June 30, 1998, File No. 0-9207, and incorporated by reference herein).
     4.11     -   Certificate of Designations, Preferences and Rights of Series G1 Convertible Preferred
                  Stock (filed as Exhibit 4.9 to Harken's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, File No. 0-9207, and incorporated by reference herein).
     4.12     -   Certificate of Designations of Series G2 Convertible Preferred Stock (filed as Exhibit
                  4.10 to Harken's Annual Report on Form 10-K for the fiscal year ended December 31, 2001,
                  File No. 0-9207, and incorporated by reference herein).
     4.13*    -   Form of Rights Certificate.
      5.1*    -   Opinion of Baker & McKenzie.
     23.1*    -   Consent of Ernst & Young LLP.
     23.2*    -   Consent of Ryder Scott Company.
     23.3*    -   Consent of Netherland, Sewell & Associates, Inc.
     23.4*    -   Consent of Baker & McKenzie (included in opinion filed as Exhibit 5.1).
     23.5*    -   Consent of Haynes & Boone, LLP.
     24.1+    -   Powers of Attorney.
     99.1*    -   Form of Instructions as to Use of Rights Certificates.
     99.2*    -   Form of Notice of Guaranteed Delivery for Rights Certificate.
     99.3*    -   Form of Letter to Security Holders Who Are Record Holders.
     99.4*    -   Form of Letter to Securities Dealers, Commercial Banks, Trust Companies and Other Nominees.

     99.5*    -   Form of Letter to Clients of Security Holders Who Are Beneficial Holders.
     99.6*    -   Form of Nominee Holder Certification Form.
     99.7*    -   Substitute Form W-9 for Use with the Rights Offering.
     99.8*    -   Form of Beneficial Owner Election Form.
     99.9+    -   Standby Purchase Agreement, dated September 6, 2002, between Harken Energy Corporation and
                  Lyford Investments Enterprises Ltd.
     99.10*   -   Amendment No. 1 to Standby Purchase Agreement of September 6, 2002 between Harken Energy
                  Corporation and Lyford Investments Enterprises Ltd., dated November 22, 2002.
     99.11*   -   Form of Subscription Agency Agreement between the Company and American Stock Transfer &
                  Trust Company, Inc.

----------
+    Filed previously
*    Filed herewith

Item 17. Undertakings.

     (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs b(1)(i) and b(2)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on this 23rd day of December, 2002.

                                        HARKEN ENERGY CORPORATION


                                                       *
                                        ----------------------------------------
                                        Mikel D. Faulkner, Chairman of the Board and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

            Signature                            Title                         Date


              *                     Chairman of the Board and Chief       December 23, 2002
---------------------------------   Executive Officer (Principal
Mikel D. Faulkner                   Executive Officer)


              *                     President, Chief Operating Officer    December 23, 2002
---------------------------------   and Director
Bruce N. Huff


              *                     Vice Chairman and Director            December 23, 2002
---------------------------------
Stephen C. Voss


              *                     Director                              December 23, 2002
---------------------------------
J. William Petty


              *                     Director                              December 23, 2002
---------------------------------
Michael M. Ameen, Jr.


              *                     Director                              December 23, 2002
---------------------------------
Hobart A. Smith


              *                     Director                              December 23, 2002
---------------------------------
Larry Akers


              *                     Director                              December 23, 2002
---------------------------------
James H. Frizell


              *                     Director                              December 23, 2002
---------------------------------
Marvin M. Chronister


/s/ Anna M. Williams                Executive Vice President - Finance    December 23, 2002
---------------------------------   and Chief Financial Officer
Anna M. Williams                    (Principal Financial Officer)

                                        * Anna M. Williams, by signing her name
                                        hereto, does hereby sign this
                                        registration statement on behalf of
                                        Harken Energy Corporation and each of
                                        the above-named officers and directors
                                        of such company pursuant to powers of
                                        attorney, executed on behalf of the
                                        Company and each officer and director.


                                        /s/ Anna M. Williams
                                        ------------------------------------
                                        Anna M. Williams, Attorney-in-Fact

                                INDEX TO EXHIBITS

     4.1      -   Form of certificate representing shares of Harken common stock, par value $.01 per share (filed as Exhibit 1 to Harken's Registration
                  Statement on Form 8-A, File No. 0-9207, filed with the SEC on June 1,
                  1989 and incorporated by reference herein).
     4.2      -   Certificate of Designations, Powers, Preferences and Rights of
                  Series A Cumulative Convertible Preferred Stock, $1.00 par value, of
                  Harken Energy Corporation (filed as Exhibit 4.1 to Harken's Annual
                  Report on Form 10-K for the fiscal year ended December 31, 1989, File
                  No. 0-9207, and incorporated by reference herein).
     4.3      -   Certificate of Designations, Powers, Preferences and Rights of
                  Series B Cumulative Convertible Preferred Stock, $1.00 par value, of
                  Harken Energy Corporation (filed as Exhibit 4.2 to Harken's Annual
                  Report on Form 10-K for the fiscal year ended December 31, 1989, File
                  No. 0-9207, and incorporated by reference herein).
     4.4      -   Certificate of the Designations, Powers, Preferences and Rights of
                  Series C Cumulative Convertible Preferred Stock, $1.00 par value of
                  Harken Energy Corporation (filed as Exhibit 4.3 to Harken's Annual
                  Report on Form 10-K for fiscal year ended December 31, 1989, File No.
                  0-9207, and incorporated by reference herein).
     4.5      -   Certificate of the Designations of Series D Preferred Stock, $1.00
                  par value of Harken Energy Corporation (filed as Exhibit 4.3 to
                  Harken's Quarterly Report on Form 10-Q for the fiscal quarter ended
                  September 30, 1995, File No. 0-9207, and incorporated by reference herein).
     4.6      -   Rights Agreement, dated as of April 6, 1999, by and between Harken
                  Energy Corporation and ChaseMellon Shareholder Services L.L.C., as
                  Rights Agent (filed as Exhibit 4 to Harken's Current Report on Form
                  8-K dated April 7, 1999, File No. 0-9207, and incorporated by reference herein).
     4.7      -   Amendment to Rights Agreement of April 6, 1999 by and between Harken
                  Energy Corporation and American Stock Transfer and Trust Company,
                  dated June 18, 2002 (filed as Exhibit 4.11 to Harken's Quarterly
                  Report on Form 10-Q for the period ended September 30, 2002, File No.
                  0-9207, and incorporated by reference herein).
     4.8      -   Amendment to Rights Agreement of April 6, 1999 by and between Harken
                  Energy Corporation and American Stock Transfer and Trust Company,
                  dated August 27, 2002 (filed as Exhibit 4.12 to Harken's Quarterly
                  Report on Form 10-Q for the period ended September 30, 2002, File No.
                  0-9207, and incorporated by reference herein).
     4.9      -   Certificate of Designations of Series E Junior Participating
                  Preferred Stock (filed as Exhibit B to Exhibit 4 to Harken's Current
                  Report on Form 8-K dated April 7, 1999, File No. 0-9207, and incorporated by reference herein).
     4.10     -   Certificate of Designations, Preferences and Rights of Series F
                  Convertible Preferred Stock (filed as Exhibit 4.8 to Harken's
                  Quarterly Report on Form 10-Q for the period ended June 30, 1998, File
                  No. 0-9207, and incorporated by reference herein).
     4.11     -   Certificate of Designations, Preferences and Rights of Series G1
                  Convertible Preferred Stock (filed as Exhibit 4.9 to Harken's Annual
                  Report on Form 10-K for the fiscal year ended December 31, 2000, File
                  No. 0-9207, and incorporated by reference herein).
     4.12     -   Certificate of Designations of Series G2 Convertible Preferred Stock
                  (filed as Exhibit 4.10 to Harken's Annual Report on Form 10-K for the
                  fiscal year ended December 31, 2001, File No. 0-9207, and incorporated by reference herein).
     4.13*    -   Form of Rights Certificate.
     5.1*     -   Opinion of Baker & McKenzie.
     23.1*    -   Consent of Ernst & Young LLP.
     23.2*    -   Consent of Ryder Scott Company.
     23.3*    -   Consent of Netherland, Sewell & Associates, Inc.
     23.4*    -   Consent of Baker & McKenzie (included in opinion filed as Exhibit
                  5.1).
     23.5*    -   Consent of Haynes & Boone, LLP.
     24.1+    -   Powers of Attorney.

     99.1*    -   Form of Instructions as to Use of Rights Certificates.
     99.2*    -   Form of Notice of Guaranteed Delivery for Rights Certificate.
     99.3*    -   Form of Letter to Security Holders Who Are Record Holders.
     99.4*    -   Form of Letter to Securities Dealers, Commercial Banks, Trust
                  Companies and Other Nominees.
     99.5*    -   Form of Letter to Clients of Security Holders Who Are Beneficial
                  Holders.
     99.6*    -   Form of Nominee Holder Certification Form.
     99.7*    -   Substitute Form W-9 for Use with the Rights Offering.
     99.8*    -   Form of Beneficial Owner Election Form.
     99.9+    -   Standby Purchase Agreement, dated September 6, 2002, between Harken
                  Energy Corporation and Lyford Investments Enterprises Ltd.
     99.10*   -   Amendment No. 1 to Standby Purchase Agreement of September 6, 2002
                  between Harken Energy Corporation and Lyford Investments Enterprises
                  Ltd., dated November 22, 2002.
     99.11*   -   Form of Subscription Agency Agreement between the Company and
                  American Stock Transfer & Trust Company, Inc.

----------
+    Filed previously
*    Filed herewith